SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )
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(as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12
W. R. BERKLEY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS May 17, 2011
ANNUAL MEETING OF STOCKHOLDERS May 17, 2011
OUTSTANDING STOCK AND VOTING RIGHTS
ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
CORPORATE GOVERNANCE AND BOARD MATTERS
PRINCIPAL STOCKHOLDERS
TRANSACTIONS WITH MANAGEMENT AND OTHERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
2010 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END
OPTION EXERCISES AND STOCK VESTED IN 2010
PENSION BENEFITS
NON-QUALIFIED DEFERRED COMPENSATION FOR 2010
POTENTIAL TERMINATION OR CHANGE OF CONTROL PAYMENTS UNDER RSUS AND THE LTIP
2010 DIRECTOR COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
ADVISORY VOTE ON EXECUTIVE COMPENSATION
ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTE
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
OTHER MATTERS TO COME BEFORE THE MEETING
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER NOMINATIONS FOR BOARD MEMBERSHIP AND OTHER PROPOSALS FOR 2012 ANNUAL MEETING

W. R. BERKLEY CORPORATION
475 Steamboat Road
Greenwich, Connecticut 06830

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 17, 2011

To The Stockholders of
W. R. Berkley Corporation:

Notice Is Hereby Given that the Annual Meeting of Stockholders of W. R. Berkley Corporation (the “Company”) will be held at its executive offices at 475 Steamboat Road, Greenwich, Connecticut, on Tuesday, May 17, 2011 at 1:00 p.m. for the following purposes:

(1)	To elect as directors to serve until their successors are duly elected and qualified the three nominees named in the accompanying proxy statement;

(2)	To consider and cast a non-binding advisory vote on a resolution approving the compensation of the Company’s executive officers pursuant to the compensation disclosure rules of the Securities and Exchange Commission, or “say-on-pay” vote;

(3)	To consider and cast a non-binding advisory vote on the frequency with which say-on-pay votes should be held in the future;

(4)	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011; and

(5)	To consider and act upon any other matters which may properly come before the Annual Meeting or any adjournment thereof.

In accordance with the Company’s By-Laws, the Board of Directors has fixed the close of business on March 22, 2011 as the date for determining stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

We are pleased to continue to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to stockholders over the Internet. We believe that this e-proxy process expedites our stockholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our Annual Meeting. On April 5, 2011, we began mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2011 proxy statement and 2010 annual report and vote online.

Your attention is directed to the accompanying proxy statement. You are cordially invited to attend the Annual Meeting.

Your vote is important. Please vote as soon as possible by using the Internet or by telephone or, if you received a paper copy of the proxy card by mail, by dating, signing and returning the enclosed proxy card. Instructions for your voting options are described on the Notice of Internet Availability of Proxy Materials or proxy card.

By Order of the Board of Directors,

IRA S. LEDERMAN
Senior Vice President,
General Counsel and Secretary

Dated: April 5, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2011:

The Proxy Statement and the Company’s Annual Report for the fiscal year ended December 31, 2010 are available free of charge on the website at
www.proxyvote.com.

W. R. BERKLEY CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
May 17, 2011

Your proxy is being solicited on behalf of the Board of Directors of W. R. Berkley Corporation (the “Company”) for use at the Annual Meeting of Stockholders to be held at the executive offices of the Company, 475 Steamboat Road, Greenwich, Connecticut, on Tuesday, May 17, 2011 at 1:00 p.m. and at any adjournment thereof. On April 5, 2011, we began mailing to stockholders of record either a Notice of Internet Availability of Proxy Materials (“Notice”) or this proxy statement and proxy card and the Company’s Annual Report for the fiscal year ended December 31, 2010.

Why am I receiving this proxy statement and proxy card?

You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares of our common stock at the Annual Meeting. This proxy statement describes issues on which we would like you to vote at our Annual Meeting. This proxy statement and the annual report also give you information on these issues so that you can make an informed decision.

Our Board of Directors has made this proxy statement, proxy card and annual report available to you on the Internet because you own shares of W. R. Berkley Corporation common stock, in addition to delivering printed versions of this proxy statement, proxy card and the annual report to certain stockholders by mail.

When you vote by using the Internet, by telephone or, if you received your proxy card by mail, by dating, signing and returning the proxy card, you appoint Eugene G. Ballard and Ira S. Lederman, and either of them, as your representatives at the Annual Meeting. They will vote your shares at the Annual Meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with their best judgment. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by using the Internet, by telephone or (if you received your proxy card by mail) by dating, signing and returning your proxy card.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice in the mail. We are sending the Notice to certain record stockholders. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy statement and annual report over the Internet at www.proxyvote.com. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained in the Notice. Stockholders who receive a printed set of proxy materials will not receive the Notice, but may still access our proxy materials and submit their proxies over the Internet at www.proxyvote.com.

If you received a paper copy of this proxy statement by mail and you wish to receive a notice of availability of next year’s proxy statement either in paper form or electronically via e-mail, you can elect to receive a paper notice of availability by mail or an e-mail message that will provide a link to these documents on our website. By opting to receive the notice of availability and accessing your proxy materials online, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. Registered stockholders may elect to receive electronic proxy and annual report access or a paper notice of availability for future annual meetings by registering online at www.proxyvote.com. If you received electronic or paper notice of availability of these proxy materials and wish to receive paper delivery of a full set of future proxy materials, you may do so at the same location. Beneficial or “street name” stockholders who wish to elect one of these options may also do so at www.proxyvote.com.

Who is entitled to vote?

Holders of our common stock at the close of business on March 22, 2011 are entitled to vote. We refer to March 22, 2011 as the record date.

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the place of the Annual Meeting on May 17, 2011 and will be accessible for ten days prior to the meeting at our principal place of business, 475 Steamboat Road, Greenwich, Connecticut, between the hours of 9:00 a.m. and 5:00 p.m.

How do I vote?

Stockholders of record may vote by using the Internet, by telephone or, if you received a proxy card by mail, by mail as described below. Stockholders also may attend the meeting and vote in person. If you hold shares of our common stock through a bank or broker, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see which voting options are available to you.

•	You may vote by using the Internet. The address of the website for Internet voting is www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 16, 2011. Easy to follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by telephone. The toll-free telephone number is noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 16, 2011. Easy to follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.

The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Written ballots will be provided to anyone who wants to vote at the Annual Meeting.

If you hold your shares in “street name,” you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time prior to voting of the shares represented by your proxy. You may do this by:

•	submitting a subsequent proxy by using the Internet, by telephone or by mail with a later date;

•	sending written notice of revocation to our Corporate Secretary at 475 Steamboat Road, Greenwich, Connecticut 06830; or

•	voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not by itself revoke a proxy.

How are the votes counted?

Votes cast by proxy will be tabulated by Broadridge Financial Solutions, Inc. Votes cast in person at the Annual Meeting will be tabulated by the inspectors of election appointed at the Annual Meeting, who will also determine whether a quorum is present.

How many votes do you need to hold the Annual Meeting?

The holders of a majority of our common stock outstanding and entitled to vote who are present either in person or represented by proxy constitute a quorum for the Annual Meeting. The election inspector will treat abstentions and “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted. A “broker non-vote” is when a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter and has not received instructions from the beneficial owner with respect to that matter.

On what items am I voting?

You are being asked to vote on four items:

•	the election of three directors nominated by the Board of Directors and named in the proxy statement to hold office, for two of the nominees, for a term of three years until the Annual Meeting of Stockholders in 2014 and, for the other nominee, for a term of one year until the Annual Meeting of Stockholders in 2012, in each case until their respective successors are duly elected and qualified;

•	a resolution approving the compensation of the Company’s executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, or “say-on-pay” vote, which vote shall be on a non-binding advisory basis;

•	the frequency with which say-on-pay votes should be held in the future, which vote shall be on a non-binding advisory basis; and

•	the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2011.

How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?

With respect to the election of nominees for director, you may:

•	vote FOR the election of the three nominees for director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for the three nominees.

The three nominees receiving the highest number of affirmative votes will be elected as directors. If you hold shares of our common stock through a bank or broker, your bank or broker will vote your shares for you if you provide instructions on how to vote the shares. In the absence of instructions, however, banks and brokers do not have the authority to vote your shares for the election of directors. Accordingly, it is important that you provide voting instructions to your bank or broker, so that your shares may be voted in the election of directors.

What happens if a nominee is unable to serve if elected?

The persons designated as proxies reserve full discretion to cast votes for other persons in the event any such nominee is unable to serve. However, the Board has no reason to believe that any nominee will be unable to serve if elected. The proxies cannot be voted for a greater number of persons than the three named nominees.

How may I vote for the say-on-pay proposal and the proposal regarding the frequency with which say-on-pay votes should be held in the future?

With respect to the say-on-pay vote, you may, on a non-binding advisory basis:

•	vote FOR the adoption of the resolution approving the compensation of the Company’s executive officers;

•	vote AGAINST the adoption of the resolution approving the compensation of the Company’s executive officers; or

•	ABSTAIN from voting on the resolution.

With respect to the frequency of say-on-pay vote, you may, on a non-binding advisory basis:

•	vote for holding the say-on-pay vote ONCE EVERY YEAR;

•	vote for holding the say-on-pay vote ONCE EVERY TWO YEARS;

•	vote for holding the say-on-pay vote ONCE EVERY THREE YEARS; or

•	ABSTAIN from voting on the proposal.

As with the vote for nominees for director described above, if you hold shares of our common stock through a bank or broker, your bank or broker will vote your shares for you if you provide instructions on how to vote the shares. In the absence of instructions, however, banks and brokers do not have the authority to vote your shares for the say-on-pay proposal and the proposal regarding the frequency with which say-on-pay votes should be held in the future. Accordingly, it is important that you provide voting instructions to your bank or broker, so that your shares may be voted in the say-on-pay proposal and the proposal regarding the frequency with which say-on-pay votes should be held in the future.

How may I vote for the ratification of the appointment of our independent registered public accountants, and how many votes must the proposal receive to pass?

With respect to the proposal to ratify the appointment of our independent registered public accountants, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The ratification of the appointment of our independent registered public accountants must receive the affirmative vote of a majority of the votes that could be cast at the Annual Meeting by the holders who are present in person or by proxy to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

How does the Board of Directors recommend that I vote?

The board recommends a vote:

•	FOR all three director nominees;

•	FOR the resolution approving the compensation of the Company’s executive officers;

•	FOR holding the say-on-pay vote once every three years; and

•	FOR the ratification of the appointment of our independent registered public accountants.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares will be voted FOR all three director nominees, FOR the resolution approving the compensation of the Company’s executive officers, FOR holding the say-on-pay vote once every three years and FOR the ratification of the appointment of our independent registered public accountants.

Will my shares be voted if I do not vote by using the Internet, by telephone or by signing and returning my proxy card?

If you own shares of our common stock and you do not vote by using the Internet, by telephone or, if you received a proxy card by mail, by signing and returning your proxy card by mail, then your shares will not be voted and will not count in deciding non-routine matters presented for stockholder consideration at the Annual Meeting.

If your shares of our common stock are held in street name through a bank or broker, your bank or broker may vote your shares under certain limited circumstances if you do not provide voting instructions before the Annual Meeting, in accordance with New York Stock Exchange (“NYSE”) rules that govern the banks and brokers. These circumstances include voting your shares on “routine matters,” such as the ratification of the appointment of our independent registered public accountants described in this proxy statement. With respect to this proposal, therefore, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The election of directors and the proposals regarding say-on-pay and the frequency with which say-on-pay votes should be held in the future are not considered routine matters under NYSE rules relating to voting by banks and brokers. Accordingly, if a bank or brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to these proposals, the brokerage firm cannot vote the shares on that matter. These “broker non-votes” that are represented at the Annual Meeting will be counted for purposes of establishing a quorum, but not for determining the number of shares voted for or against the non-routine matters.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

What do I need to show to attend the Annual Meeting in person?

You will need proof of your share ownership (such as a recent brokerage statement or letter from your broker showing that you owned shares of W. R. Berkley Corporation common stock as of the close of business on March 22, 2011) and a form of photo identification. If you do not have proof of ownership and valid photo identification, you may not be admitted to the Annual Meeting.

Who pays for the solicitation of proxies and how are they solicited?

Proxies are being solicited on behalf of our Board of Directors. The expense of the solicitation of the proxies on behalf of the Board of Directors will be paid by the Company. The Company has engaged Georgeson Inc. to assist in the solicitation of proxies from stockholders for a fee estimated at $7,500, plus expenses. In addition to the use of the mails, proxies may be solicited in person or by mail, telephone, facsimile or electronic transmission by regular employees of the Company without additional compensation, as well as by Georgeson employees. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their direct costs in sending the proxy materials, including the Notice, to the beneficial owners of the Company’s common stock.

OUTSTANDING STOCK AND VOTING RIGHTS

Only stockholders of record at the close of business on March 22, 2011 are entitled to receive notice of and to vote at the Annual Meeting. The number of shares of voting stock of the Company outstanding and entitled to vote on that date was 141,590,202 shares of common stock. Each such share of common stock is entitled to one vote. At March 22, 2011, executive officers and directors of the Company owned or controlled approximately 20.6% of the outstanding common stock. Information as to persons beneficially owning 5% or more of the common stock may be found under the heading “Principal Stockholders” below.

Unless otherwise directed in the proxy, the persons named therein will vote “FOR” the election of the director nominees listed below, “FOR” the resolution approving the compensation of the Company’s executive officers, “FOR” holding the say-on-pay vote “ONCE EVERY THREE YEARS” and “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. If a submitted proxy does not specify a vote for or against a proposal, it will be voted as described in the preceding sentence.

As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, the persons named in the proxy will vote according to their best judgment.

ELECTION OF DIRECTORS

As permitted by Delaware law, the Board of Directors is divided into three classes, each class having a term of three years. Each year the term of office of one class expires. This year the term of a class consisting of three directors expires. The Board intends that the shares represented by proxy, unless otherwise indicated therein, will be voted for the election of Rodney A. Hawes, Jr. as director to hold office for a term of one year until the Annual Meeting of Stockholders in 2012 and until his successor is duly elected and qualified, and for Jack H. Nusbaum and Mark L. Shapiro as directors to hold office for a term of three years until the Annual Meeting of Stockholders in 2014 and until their respective successors are duly elected and qualified. There are no arrangements or understandings between the nominees for director and any other person pursuant to which the nominees were selected.

The persons designated as proxies reserve full discretion to cast votes for other persons in the event any such nominee is unable to serve. However, the Board has no reason to believe that any nominee will be unable to serve if elected. The proxies cannot be voted for a greater number of persons than the three named nominees.

Following the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors unanimously recommends a vote “FOR” all of the nominees for director.

The following table sets forth biographical and other information regarding each nominee and the remaining directors who will continue in office after the Annual Meeting. Following each person’s biographical information, certain information is provided concerning the particular experience, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee and the Board of Directors (together with the qualities described in “Corporate Governance and Board Matters — Board Committees — Nominating and Corporate Governance Committee” below) to determine that each nominee or continuing director should serve as a director.

Served as Director
	Continuously	Business Experience During Past 5 Years
Nominee to Serve in Office Until 2012	Since/Age	and Other Information

Rodney A. Hawes, Jr.(1)(2)	2004 Age 73	Mr. Hawes, Jr. is the founder of Insurance Investment Associates, which has provided investment banking services to the insurance industry since 1972. Mr. Hawes, Jr. was the Chairman of the Board and Chief Executive Officer of Life Re Corporation from 1988 to 1998.
Key Experience, Qualifications, Attributes or Skills:
With 10 years of experience as Chairman and Chief Executive Officer of Life Re Corporation, a leading life reinsurance company, and over 38 years as an investment banker to the insurance industry, Mr. Hawes, Jr. has valuable business, leadership and management experience, including significant financial acumen, experience in mergers and acquisitions of insurance companies and executive compensation, and a longstanding working knowledge of the Company.

Served as Director
	Continuously	Business Experience During Past 5 Years
Nominees to Serve in Office Until 2014	Since/Age	and Other Information

Jack H. Nusbaum(3)(4)	1967 Age 70	Senior Partner in the New York law firm of Willkie Farr & Gallagher LLP, where he has been a partner and had been Chairman of the firm for more than the last five years. Willkie Farr & Gallagher LLP is outside counsel to the Company. Mr. Nusbaum is presently a director of Cowen Group, Inc. and during the past five years he was a director of Strategic Distribution Inc. (until April 2007) and The Topps Company, Inc. (until October 2007).
Key Experience, Qualifications, Attributes or Skills:
Mr. Nusbaum brings leadership, extensive legal, regulatory, financial and other broad-based business experience to the Board. In addition, Mr. Nusbaum’s service on the Company’s Board of Directors since its founding affords him extensive knowledge of the Company’s business, operations and culture.

Served as Director
	Continuously	Business Experience During Past 5 Years
Nominees to Serve in Office Until 2014	Since/Age	and Other Information

Mark L. Shapiro(1)(3)(4)(5)	1974 Age 67	Since September 1998, Mr. Shapiro has been a private investor. From July 1997 through August 1998, Mr. Shapiro was a Senior Consultant to the Export-Import Bank of the United States. Prior thereto, he was a Managing Director in the investment banking firm of Schroder & Co. Inc. He is also a director of Boardwalk Pipeline Partners, LP.
Key Experience, Qualifications, Attributes or Skills:
Mr. Shapiro’s career in investment banking and finance provides valuable broad-based business experience and insights on the Company’s business. In addition, Mr. Shapiro brings considerable financial expertise to the Board, providing an understanding of accounting, financial statements and corporate finance. In addition, Mr. Shapiro has a professional working knowledge of the Company and its operations since the Company’s initial public offering in 1973 and his extensive service on the Company’s Board of Directors affords him a depth of understanding of the Company’s business, operations and culture.

Served as Director
	Continuously	Business Experience During Past 5 Years
Directors to Continue in Office Until 2012	Since/Age	and Other Information

William R. Berkley(3)	1967 Age 65	Chairman of the Board and Chief Executive Officer of the Company since its formation in 1967. He also served as President and Chief Operating Officer from March 2000 to November 2009 and held such positions at various times from 1967 to 1995. Mr. Berkley also serves as Chairman of the Board or director of a number of public and private companies. These include Associated Community Bancorp, Inc. and its Connecticut Community Bank, N.A. subsidiary; Interlaken Capital, Inc.; American Insurance Association; The First Marblehead Corporation; VaporStream, Incorporated; and W. R. Berkley Corporation Charitable Foundation. Mr. Berkley is the father of W. Robert Berkley, Jr.

Served as Director
	Continuously	Business Experience During Past 5 Years
Directors to Continue in Office Until 2012	Since/Age	and Other Information

Key Experience, Qualifications, Attributes or Skills:
The founder, Chairman of the Board and Chief Executive Officer of Company, Mr. Berkley is widely regarded as one of the most distinguished leaders of the insurance industry, including having previously served as Chairman of the American Insurance Association (the country’s leading property-casualty insurance trade association). Mr. Berkley provides the Company strategic leadership, bringing to the Board deep and comprehensive knowledge of, and experience with, the Company and all facets of the insurance and reinsurance businesses. Mr. Berkley’s service as both Chairman of the Board and Chief Executive Officer of the Company creates a vital link between management and the Board, enabling the Board to perform its oversight function with the benefit of management’s insight on the business. In addition, Mr. Berkley’s service on the Board provides the Company with effective, ethical and responsible leadership.
George G. Daly(1)(5)	1998 Age 70	Dean, McDonough School of Business, Georgetown University. From 2002 to October 2005, Dr. Daly was Fingerhut Professor and Dean Emeritus, Stern School of Business, New York University, and previously was Dean, Stern School of Business, and Dean Richard R. West Professor of Business, New York University, for more than five years. In addition to his academic career, Dr. Daly served as Chief Economist at the U.S. Office of Energy Research and Development in 1974. He is also a director of The First Marblehead Corporation.
Key Experience, Qualifications, Attributes or Skills:
Dr. Daly has strong leadership skills, valuable business acumen and insights on strategy and operations and has served as Dean of two of the country’s leading business schools. In addition, Dr. Daly’s years of service on the Company’s Board of Directors afford him extensive knowledge of the Company’s business, operations and culture and his academic career provides the Board with a different perspective.

Served as Director
	Continuously	Business Experience During Past 5 Years
Directors to Continue in Office Until 2013	Since/Age	and Other Information

W. Robert Berkley, Jr.(3)	2001 Age 38	President and Chief Operating Officer of the Company since November 2009 and Vice Chairman and President of Berkley International, LLC since May 2002 and April 2008, respectively. Mr. Berkley, Jr. served previously as Executive Vice President of the Company from August 2005 to November 2009, Senior Vice President -- Specialty Operations of the Company from January 2003 to August 2005, Senior Vice President of the Company from January 2002 to January 2003, Vice President of the Company from May 2000 to January 2002, President of Berkley International, LLC from January 2001 to May 2002 and Executive Vice President of Berkley International, LLC from March 2000 to January 2001. He joined the Company in September 1997. From July 1995 to August 1997, Mr. Berkley, Jr. was employed in the Corporate Finance Department of Merrill Lynch Investment Company. Mr. Berkley, Jr. is also a director of Associated Community Bancorp, Inc. and its Connecticut Community Bank, N.A. subsidiary; Interlaken Capital, Inc.; VaporStream, Incorporated; and W. R. Berkley Corporation Charitable Foundation. Mr. Berkley, Jr. is the son of William R. Berkley.
Key Experience, Qualifications, Attributes or Skills:
Mr. Berkley, Jr. has been significantly involved with the Company for most of his career, including working initially at several of the Company’s operating subsidiaries. His substantial experience in all areas of the Company’s operations, as well as his prior service as Chairman of the Board of NCCI Holdings, Inc. (the nation’s largest provider of workers’ compensation and employee injury data and statistics) and prior investment banking experience, enable him to bring to the Board insightful, working knowledge of the Company’s business and the insurance industry.
Ronald E. Blaylock(1)(4)(5)	2001 Age 51	Founder and Managing Partner of GenNx360 Capital Partners, a private equity buy out firm, since 2006. Mr. Blaylock was the Founder, Chairman and Chief Executive Officer of Blaylock & Company, Inc., an investment banking firm, and held senior management positions with PaineWebber Group and Citicorp before launching Blaylock & Company, Inc. in 1993. Mr. Blaylock is also a director of CarMax, Inc. and Radio One, Inc.

Served as Director
	Continuously	Business Experience During Past 5 Years
Directors to Continue in Office Until 2013	Since/Age	and Other Information

Key Experience, Qualifications, Attributes or Skills:
Mr. Blaylock’s founding and management of two financial services companies has provided him with valuable business, leadership and management experience. As a result, Mr. Blaylock brings substantial financial expertise to the Board. In addition, Mr. Blaylock’s experience on the boards of directors of other public companies enables him to bring other perspectives and experience to the Board.
Mark E. Brockbank(1)(2)	2001 Age 59	Mr. Brockbank retired from active employment in November 2000. He served from 1995 to 2000 as Chief Executive of XL Brockbank Ltd., an underwriting management agency at Lloyd’s of London. Mr. Brockbank was a founder of the predecessor firm of XL Brockbank Ltd. and was a director of XL Brockbank Ltd. from 1983 to 2000.
Key Experience, Qualifications, Attributes or Skills:
Mr. Brockbank’s service as Chief Executive of XL Brockbank Ltd., an underwriting management agency at Lloyd’s of London, provided him with valuable entrepreneurial business, leadership and management experience, and particular knowledge of the insurance industry. Mr. Brockbank also brings significant business acumen to the Board, including a strong understanding of insurance and reinsurance risk evaluation, executive compensation and related areas.
Mary C. Farrell(1)(2)	2006 Age 61	President of the Howard Gilman Foundation since September 2009 and consultant to the financial services industry since 2005. Retired in July 2005 from UBS, where she served as a Managing Director, Chief Investment Strategist for UBS Wealth Management USA and Co-Head of UBS Wealth Management Investment Strategy & Research Group.
Key Experience, Qualifications, Attributes or Skills:
Ms. Farrell’s career in investment banking, including serving in various leadership roles at UBS, provides valuable business experience and critical insights regarding investments, finance and strategic transactions. Ms. Farrell brings considerable financial expertise to the Board, providing an understanding of financial statements, corporate finance, executive compensation and capital markets.

(1)	Member of Nominating and Corporate Governance Committee

(2)	Member of Compensation Committee

(3)	Member of Executive Committee

(4)	Member of Business Ethics Committee

(5)	Member of Audit Committee

EXECUTIVE OFFICERS

The following provides the name, principal occupation and other pertinent information concerning the executive officers of the Company who do not also serve as a director. The executive officers are elected by the Board of Directors annually and serve at the pleasure of the Board. There are no arrangements or understandings between the executive officers and any other person pursuant to which the executive officers were selected. The information is provided as of April 5, 2011.

Name	Age	Position

Eugene G. Ballard	58	Senior Vice President — Chief Financial Officer
Ira S. Lederman	57	Senior Vice President — General Counsel and Secretary
James G. Shiel	51	Senior Vice President — Investments
Clement P. Patafio	46	Vice President — Corporate Controller

Eugene G. Ballard has been Senior Vice President — Chief Financial Officer of the Company since June 1, 1999. He was Treasurer of the Company from June 1999 to May 2009. He has more than 20 years of experience in the insurance industry.

Ira S. Lederman has been Senior Vice President since January 1997 and General Counsel and Corporate Secretary of the Company since November 2001. Additionally, he has been General Counsel of Berkley International, LLC since January 1998. He joined the Company in 1983.

James G. Shiel has been Senior Vice President — Investments of the Company since January 1997. Prior thereto, he was Vice President — Investments of the Company from January 1992. Since February 1994, Mr. Shiel has been President of Berkley Dean & Company, Inc., a subsidiary of the Company, which he joined in 1987.

Clement P. Patafio has been Vice President — Corporate Controller of the Company since January 1997. Prior thereto, he was Assistant Vice President — Corporate Controller from July 1994 and Assistant Controller from May 1993.

CORPORATE GOVERNANCE AND BOARD MATTERS

Our Board of Directors is committed to sound and effective corporate governance practices. Accordingly, our Board has adopted written Corporate Governance Guidelines, which address, among other things, (1) director qualification (including independence) standards, (2) director responsibilities, (3) director access to management and, as necessary and appropriate, independent advisors, (4) director compensation, (5) director orientation and continuing education, (6) management succession, and (7) annual performance evaluation of the Board.

The Board has standing committees including: the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each of these committees has a written charter. Our Corporate Governance Guidelines and the charters for each of these standing committees are available on our website at www.wrberkley.com.

The Board is currently composed of nine directors, all of whom, other than Messrs. William R. Berkley and W. Robert Berkley, Jr., have been determined by the Board to be independent in accordance with applicable New York Stock Exchange (“NYSE”) corporate governance rules and not to have a material relationship with the Company which would impair their independence from management or otherwise compromise their ability to act as an independent director.

In making its determination with respect to Mr. Nusbaum, the Board broadly considered the relevant facts and circumstances of Mr. Nusbaum’s business and personal relationships with William R. Berkley, including (1) that Mr. Nusbaum is a Senior Partner in the New York law firm of Willkie Farr & Gallagher LLP (“Willkie”), which serves as legal counsel to the Company, and (2) Mr. Nusbaum’s long service on the Board of Directors of the Company, his previous service on the board of directors of other companies affiliated with Mr. Berkley, and his personal relationship with Mr. Berkley over such time.

The Board determined that Mr. Nusbaum be classified as an independent director, based on (1) the relative insignificance of the Company’s annual legal fees paid to Willkie as a percentage of Willkie’s total annual revenue (including that such fees fall below the NYSE’s materiality threshold); (2) Mr. Nusbaum’s reputation and professional background evidencing his independent nature, and particularly Mr. Nusbaum’s history of acting independently of Company management; and (3) Mr. Nusbaum’s personal financial substance and lack of economic dependence on Mr. Berkley and the Company. The Board also noted that Mr. Nusbaum did not have any transaction or other relationship that violated the specific independence tests described in Section 303A.02(b) of the NYSE rules.

The Board held six meetings during 2010 and acted by unanimous written consent on one occasion. No director attended fewer than 75% of the total number of meetings of the Board and all committees on which he or she served. Last year, five of the directors attended the Company’s Annual Meeting.

Board Committees

Audit Committee.  The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditors’ qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) compliance by the Company with legal and regulatory requirements. The Audit Committee has also adopted procedures to receive, retain and treat any good faith complaints received regarding accounting, internal accounting controls or auditing matters and provide for the anonymous, confidential submission of concerns regarding these matters.

The Audit Committee was composed of Messrs. Shapiro, Blaylock and Daly during 2010. Each member of the Audit Committee is independent under the rules of the Securities and Exchange Commission (“SEC”) and the NYSE. Mr. Shapiro is the current Chair of the Audit Committee. The Board has identified Mr. Shapiro as a current member of the Audit Committee who meets the definition of an “audit committee financial expert” established by the SEC. During 2010, the Audit Committee held nine meetings.

The Audit Committee has determined to engage KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2011 and is recommending that our stockholders ratify this appointment at our Annual Meeting. The report of our Audit Committee is found on page 48 of this proxy statement.

Compensation Committee.  The Compensation Committee has overall responsibility for discharging the Board’s responsibilities relating to the compensation of the Company’s senior executive officers and directors.

During 2010, the Compensation Committee was composed of Ms. Farrell and Messrs. Brockbank, and Hawes, Jr. Each member of the Compensation Committee is independent under the rules of the NYSE. Mr. Hawes, Jr. is the current Chair of the Committee. During 2010, the Compensation Committee held seven meetings. The report of our Compensation Committee on executive compensation is found on page 35 of this proxy statement.

During 2010, the Compensation Committee retained the services of an external compensation consultant. On February 1, 2010, Hewitt Associates (the Compensation Committee’s prior external consultant) spun off a portion of its executive compensation practice into a separate independent entity called Meridian Compensation Partners, LLC (“Meridian”). To maintain consistent process and representation, the Compensation Committee retained Meridian going forward as its independent executive compensation consultant. The mandate of the external compensation consultant is to serve the Company and work for the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends, and technical considerations. The nature and scope of services rendered by the external compensation consultant on the Compensation Committee’s behalf includes:

•	competitive market pay analyses, including proxy data studies, Board of Director pay studies, and market trends;

•	ongoing support with regard to the latest relevant regulatory, technical, and/or accounting considerations impacting compensation and benefit programs;

•	assistance with the redesign of any compensation or benefit programs, if desired/needed; and

•	preparation for and attendance at selected Compensation Committee meetings.

The Compensation Committee did not direct the external compensation consultant to perform the above services in any particular manner or under any particular method. The Compensation Committee has the final authority to hire and terminate the external compensation consultant, and the Compensation Committee evaluates the external compensation consultant periodically. The Company does not engage Meridian for other services.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee was formed to assist the Board in (1) identifying individuals qualified to become members of the Board (consistent with criteria approved by the Board), (2) recommending that the Board select the director nominees for the next annual meeting of stockholders or for other vacancies on the Board, (3) overseeing the evaluation of the Board and management, (4) reviewing the corporate governance guidelines and the corporate code of ethics, and (5) generally advising the Board on corporate governance and related matters. Our Corporate Governance Guidelines address director qualification standards.

The Nominating and Corporate Governance Committee will consider qualified director nominees recommended by stockholders. Nominations for consideration by the Nominating and Corporate Governance Committee, together with a description of his or her qualifications and other relevant information, should be sent to the attention of the General Counsel, c/o W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830. Stockholders may also follow the nomination procedures described under “Stockholder Nominations for Board Membership and Other Proposals for 2012 Annual Meeting” below.

The Company’s Corporate Governance Guidelines set forth certain qualifications and specific qualities that candidates should possess. In accordance with the Guidelines, the Committee, in assessing potential candidates, considers their independence, business, strategic and financial skills and other experience in the context of the needs of the Board of Directors as a whole, as well as a director’s service on the boards of other public companies. The Guidelines further state that directors should: (1) bring to the Company a range of experience, knowledge and judgment; (2) have relevant business or other appropriate experience; (3) maintain an acceptable level of attendance, preparedness and participation with respect to meetings of the Board and its committees; and (4) demonstrate competence in one or more of the following areas: accounting or finance, business or management experience, insurance or investment industry knowledge, crisis management, or leadership and strategic planning. In identifying and recommending director nominees, the Committee members may take into account such factors as they determine appropriate. Due consideration will be given to assessing the qualifications of potential nominees and any potential conflicts with the Company’s interests. The Committee will also assess the contributions of the Company’s incumbent directors in connection with their potential re-nomination.

The Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. In accordance with the Guidelines, when considering the overall composition of the Board, the Committee seeks a diverse and appropriate balance of members who have the experiences, qualifications, attributes and skills necessary to oversee a publicly traded, financially complex, growth oriented, international organization that operates in multiple regulatory environments. The Committee seeks directors with experience in a variety of professional disciplines and business ventures who can provide diverse perspectives on the Company’s operations. The Committee evaluates the types of backgrounds that are needed to strengthen and balance the Board based on the foregoing factors and nominates candidates to fill vacancies accordingly.

Since May 18, 2010, the Nominating and Corporate Governance Committee has been composed of Messrs. Blaylock, Brockbank, Daly, Hawes, Jr. and Shapiro, and Ms. Farrell, all of whom are considered independent under the rules of the NYSE. The Nominating and Corporate Governance Committee held two meetings during 2010.

Other Committees.  During 2010, the Board had two other standing committees in addition to the committees set forth above: the Executive Committee and the Business Ethics Committee.

The Executive Committee is authorized to act on behalf of the Board during periods between Board meetings. During 2010, the Executive Committee was composed of Messrs. Berkley, Berkley, Jr., Nusbaum and Shapiro. The Executive Committee held one meeting in 2010.

The Business Ethics Committee, which during 2010 was composed of Messrs. Blaylock, Nusbaum and Shapiro, administers the Company-wide business ethics program. The Business

Ethics Committee reviews certain disclosures made by Company employees and directors under the Company’s Statement of Business Ethics and Statement of Business Ethics for the Board of Directors, determines if any issue presented raises an ethics concern and takes any appropriate action. During 2010, the Business Ethics Committee held two meetings.

Additional Information Regarding the Board

Board Leadership Structure.  The Board of Directors has not separated the positions of Chairman of the Board and Chief Executive Officer of the Company, as reflected in the Company’s By-Laws. The Board does not believe that the separation of the positions is necessary or desirable in the Company’s present circumstances. The Board believes that current leadership of the Company has been effective in overseeing stockholders’ long-term interests.

Mr. Berkley founded the Company in 1967 and has been its Chairman of the Board and Chief Executive Officer since that time, a period of over forty years. Under Mr. Berkley’s strategic leadership, the Company has grown significantly, with Mr. Berkley being recognized for his extensive experience in and leadership of the insurance and reinsurance industries. Risk oversight is an especially complex issue for property and casualty insurance companies, and the Board believes that the Company’s current leadership structure has served this function well. Given Mr. Berkley’s extensive knowledge of the Company and its operations, employees and culture, his significant ownership stake and the strategic leadership that he brings to the Board, as well as his active involvement in the Company’s day-to-day business, the Board believes that it is appropriate that Mr. Berkley serve as both Chairman of the Board and Chief Executive Officer of the Company. The Board regularly reviews and considers the Board leadership structure.

The Board does not have a lead director. The Board believes that its current leadership structure has historically served the Company well and continues to do so, by facilitating communication between the Board and senior management of the Company as well as Board oversight of the Company’s business and affairs. However, as described in “— Communications with Non-Management Directors; Executive Sessions” below, the Board’s independent directors meet regularly in executive session, which serves to promote open discussion among these directors. The presiding director at these executive sessions rotates among the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the non-management member of the Executive Committee who does not already chair another committee, a process, the Board believes, that provides different directors the opportunity to guide the Board’s agenda and facilitates collegiality among Board members.

Board Role in Risk Oversight.  Managing risk is a critical element of any property casualty insurance business, such as the Company. The Board believes that risk oversight is a responsibility of the entire Board, and it does not look to any individual director or committee to lead it in discharging this responsibility. Risk management is one of the core responsibilities of the Chairman of the Board and Chief Executive Officer and the President and Chief Operating Officer and is a critical responsibility of every other senior officer of the Company and its operating units.

The strategic management of risk in an insurance business is a multi-level proposition. The Board has an active role, both as a whole and also at the committee level, in risk oversight. The Board and its committees receive periodic updates from members of senior management on areas of material risk to the Company, including operational, financial, strategic, competitive, investment, reputational, legal and regulatory risks. Among other things, the Board as a whole oversees management’s assessment of business risks relating to the Company’s insurance operations and investment portfolio.

At the committee level, our Audit Committee regularly reviews our financial statements, financial and other internal controls, and remediation of material weaknesses and significant deficiencies in internal controls, if any. Our Compensation Committee regularly reviews our executive compensation policies and practices and the risks associated with each. Our Nominating and Corporate Governance Committee considers issues associated with the independence of our Board, corporate governance and potential conflicts of interest. While each committee is responsible for evaluating certain risks and risk oversight, the entire Board of Directors is regularly informed of risks relevant to the Company’s business, as described above.

Risk management is a core tenet of the Company, with the concept of achieving appropriate risk-adjusted returns in our business a driving principle since the Company was founded. As a key element of their duties, our senior executives are responsible for risks and potential risks as they arise from day to day in their various operational areas. In recognition of the critical nature of risk management, in 2009 the Company created a new senior position, reporting directly to the Chairman and Chief Executive Officer, which is responsible for enterprise risk management. In addition, our internal audit function reports to our Audit Committee on a quarterly basis, and more frequently to the extent necessary.

Our independent outside auditors regularly identify and discuss with our Audit Committee risks and related mitigation measures that may arise during their regular reviews of the Company’s financial statements, audit work and executive compensation policies and practices, as applicable.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2010, the Compensation Committee was composed of Ms. Farrell and Messrs. Brockbank, and Hawes, Jr. No member of the Compensation Committee was, during fiscal year 2010, an officer or employee of the Company or was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of the Company’s directors served as an executive officer at any time during fiscal year 2010.

Code of Ethics

We have had a Statement of Business Ethics in place for many years. This statement applies to all of our officers and employees. It is a statement of our high standards for ethical behavior and legal compliance, and governs the manner in which we conduct our business. This Statement of Business Ethics covers all areas of professional conduct, including employment policies, conflicts of interest, anti-competitive practices, intellectual property and the protection of confidential information, as well as adherence to the laws and regulations applicable to the conduct of our business. We have also adopted a Statement of Business Ethics for the Board of Directors.

We have adopted a Code of Ethics for Senior Financial Officers. This Code of Ethics, which applies to our Chief Executive Officer, Chief Financial Officer and Controller, addresses the ethical handling of conflicts of interest, the accuracy and timeliness of SEC disclosure and other public communications and compliance with law.

Copies of our Statement of Business Ethics, Statement of Business Ethics for the Board of Directors and Code of Ethics for Senior Financial Officers can be found on our website at www.wrberkley.com. We intend to disclose amendments to these procedures, and waivers of these policies for executive officers and directors, on our website.

Communications with Non-Management Directors; Executive Sessions

A stockholder who has an interest in communicating with management or non-management members of the Board of Directors may do so by directing the communication to the General Counsel. Information about the Company, including with respect to its corporate governance policies and copies of its SEC filings, is available on our website at www.wrberkley.com. Our filings with the SEC are also available on the SEC’s website at www.sec.gov. Persons who desire to communicate with the non-management directors should send their correspondence addressed to the attention of the General Counsel, c/o W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830. The General Counsel will provide a summary of all appropriate communications to the addressed non-management directors and will provide a complete copy of such communications upon the request of the addressed director.

In accordance with applicable NYSE rules, the independent directors meet regularly in executive session. The presiding director at these executive sessions rotates among the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the non-management member of the Executive Committee who does not already chair another committee.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of March 22, 2011 (except as otherwise noted below) those persons known by the Company to be the beneficial owners of more than 5% of the Company’s common stock:

	Amount and Nature
	of Beneficial		Percent
Name and Address of Beneficial Owner	Ownership		of Class

William R. Berkley	26,474,618	(1)	18.7%
475 Steamboat Road Greenwich, CT 06830
Eagle Capital Management, LLC	7,501,675	(2)	5.3%
499 Park Avenue, 17th Floor New York, NY 10022
BlackRock, Inc.	7,461,336	(3)	5.3%
40 East 52nd Street New York, NY 10022

(1)	Includes 3,636,861 shares of common stock held by Mr. Berkley, 8,913,016 shares of common stock and 8,724,542 shares of common stock held in separate limited liability companies of which Mr. Berkley is the sole member, 3,186,833 shares of common stock held by certain trusts of which Mr. Berkley is the sole trustee, 379,688 shares of common stock which are subject to currently exercisable stock options, 1,573,125 shares of common stock underlying restricted stock units (973,125 of which have vested (the receipt of which has been deferred), 300,000 of which vest on December 17, 2012 and 300,000 of which vest on March 2, 2015), and 60,553 shares held by Mr. Berkley’s wife, as to which shares he disclaims beneficial ownership.

(2)	Information as of December 31, 2010 based on a Schedule 13G, dated February 14, 2011, filed with the Securities and Exchange Commission on behalf of Eagle Capital Management, LLC. The Schedule 13G discloses that Eagle Capital Management, LLC had sole voting power as to 6,434,483 shares and sole dispositive power as to all 7,501,675 shares.

(3)	Information as of December 31, 2010 based on a Schedule 13G, dated January 21, 2011, filed with the Securities and Exchange Commission on behalf of BlackRock, Inc. The Schedule 13G discloses that BlackRock, Inc. had sole voting power and sole dispositive power as to all 7,461,336 shares.

The following table sets forth information as of March 22, 2011 regarding ownership by all directors and executive officers of the Company, as a group, and each director and each executive officer named in the Summary Compensation Table, individually, of the Company’s common stock. Except as described in the footnotes below, all amounts reflected in the table represent shares the beneficial owners of which have sole voting and investment power.

	Amount and Nature of		Percent
Name of Beneficial Owner	Beneficial Ownership		of Class

All directors and executive officers as a group (13 persons)	29,185,057	(1)(2)(3)	20.6%
Eugene G. Ballard	274,486	(2)	*
William R. Berkley	26,474,618	(1)(2)	18.7%
W. Robert Berkley, Jr.	939,889	(2)	*
Ronald E. Blaylock	13,785	(4)	*
Mark E. Brockbank	611,606	(5)	*
George G. Daly	23,825		*
Mary C. Farrell	12,000		*
Rodney A. Hawes, Jr.	17,500		*
Ira S. Lederman	333,299	(2)	*
Jack H. Nusbaum	71,827		*
Mark L. Shapiro	30,833	(6)	*
James G. Shiel	246,844	(2)	*

*	Less than 1%.

(1)	Includes 8,913,016 shares of common stock and 8,724,542 shares of common stock held in separate limited liability companies of which Mr. Berkley is the sole member, 3,186,833 shares of common stock held by certain trusts of which Mr. Berkley is the sole trustee and 60,553 shares held by Mr. Berkley’s wife, as to which shares he disclaims beneficial ownership. Of the 26,474,618 shares, 18,357,337 shares are pledged as security.

(2)	The amounts shown for Messrs. Berkley, Berkley, Jr., Ballard, Lederman and Shiel include shares of common stock which are subject to stock options that are either currently exercisable or exercisable within sixty days of March 22, 2011 and shares of common stock underlying restricted stock units (RSUs) in the following share amounts for each individual:

		Vested RSUs
Name	Options	(Receipt Deferred)	Unvested RSUs

William R. Berkley	379,688	973,125	600,000
W. Robert Berkley, Jr.	202,502	146,250	300,000
Eugene G. Ballard	75,940	78,750	50,000
Ira S. Lederman	56,954	78,750	50,000
James G. Shiel	0	65,813	50,000

The unvested RSUs for the named individuals are scheduled to vest as follows:

	Vesting on	Vesting on
	December 17,	March 2,
Name	2012	2015

William R. Berkley	300,000	300,000
W. Robert Berkley, Jr.	150,000	150,000
Eugene G. Ballard	25,000	25,000
Ira S. Lederman	25,000	25,000
James G. Shiel	25,000	25,000

(3)	The amounts shown for all directors and executive officers as a group include an aggregate of 745,461 shares of common stock which are subject to stock options that are either currently exercisable or are exercisable within sixty days of March 22, 2011 and are held by executive officers of the Company, and 1,074,000 shares of common stock underlying RSUs, which are subject to forfeiture until vested. Of the 29,191,159 shares, 18,364,127 shares are pledged as security.

(4)	Of the 13,785 shares, 6,790 shares are pledged as security.

(5)	Includes 603,106 shares held in a corporation wholly owned by Mr. Brockbank.

(6)	Includes 22,333 shares held in a trust.

The Company knows of no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company. Under applicable Insurance Holding Company Acts in various states, a potential owner cannot exercise voting control over an amount in excess of 10% of the Company’s outstanding voting securities (5% in the State of Alabama) without obtaining prior regulatory approval.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

As described above, the Company has adopted both a Statement of Business Ethics that applies to all officers and employees and a Statement of Business Ethics for the Board of Directors, each of which is administered by the Business Ethics Committee. The Statements address, among other things, transactions in which the Company is or will be a party and in which any employee or director (or members of his or her immediate family, as such term is defined by the NYSE rules) has a direct or indirect interest. The Statements require full and timely disclosure of any such transaction to the Company. Company management initially determines whether a disclosed transaction by an employee requires review by the Committee. Based on its consideration of all of the relevant facts and circumstances, the Committee decides whether or not to approve such a transaction and approves only those transactions that are not contrary to the best interests of the Company. If the Company becomes aware of an existing transaction which has not been approved, the matter will be referred to the Committee. The Committee will evaluate all available options, including ratification, revision or termination of such transaction.

During 2010, the Company continued to engage the services of Associated Community Brokers, Inc., an insurance agency owned by Associated Community Bancorp, Inc. William R. Berkley, the Company’s Chairman of the Board and Chief Executive Officer, serves as Chairman of the Board of Directors and is the majority stockholder of Associated Community Bancorp, Inc., and W. Robert Berkley, Jr., the Company’s President and Chief Operating Officer, is a minority stockholder and a director of Associated Community Bancorp, Inc. During 2010, Associated Community Brokers, Inc. received commissions (both directly and indirectly) from the relevant insurance carriers in the amount of $863,715 in connection with insurance brokerage services provided to the Company and certain of its subsidiaries. In addition, Associated Community Brokers, Inc. may place business on behalf of unrelated third parties with insurance company subsidiaries of the Company.

Also during 2010, certain of the Company’s employees performed services for Interlaken Capital, Inc., a company substantially owned and controlled by William R. Berkley, the Company’s Chairman of the Board and Chief Executive Officer. Interlaken separately compensates those Company employees for such services.

The transactions requiring approval have been previously approved in accordance with the procedures described above.

Jack H. Nusbaum, a director of the Company, is a Senior Partner of Willkie Farr & Gallagher LLP, outside counsel to the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide material information about the Company’s compensation policies, objectives and decisions regarding the Company’s Named Executive Officers (or “NEOs”) and to put into perspective for investors the numbers and narratives that follow. The following topics are covered:

•	Executive summary;

•	Objectives of the executive compensation program;

•	Design of the executive compensation program, including the role and rationale for each element;

•	Use of market and peer group data;

•	Executive compensation decisions during the last fiscal year;

•	Severance and change-of-control benefits; and

•	Discussion of risk in relation to executive compensation.

The CD&A and the tables that follow cover the compensation paid to the following five NEOs:

•	The principal executive officer: William R. Berkley, Chairman of the Board and Chief Executive Officer (or “CEO”);

•	The principal financial officer: Eugene G. Ballard, Senior Vice President — Chief Financial Officer; and

The three other highest-paid executive officers:

•	W. Robert Berkley, Jr., President and Chief Operating Officer (or “COO”)

•	Ira S. Lederman, Senior Vice President — General Counsel and Secretary; and

•	James G. Shiel, Senior Vice President — Investments.

Executive Summary

Program Overview.  The executive compensation programs at the Company are unique. We believe that the programs create a strong competitive advantage in the market for retaining key talent. We also feel that the unique structure aligns with long-term stockholder value creation better than most traditional executive compensation programs. For example:

•	Our annual incentive program is non-formulaic. We feel that it is critical to be able to respond to ever-changing market conditions within our industry. A formula-based incentive could drive counterproductive behaviors or result in executives making the right decisions, only to see incentive payments reduced. Nonetheless, our Compensation Committee holds the NEOs accountable for the relative performance of the Company and provides appropriate payments tied to that performance.

•	We do not provide automatic annual long-term incentive awards. We provide periodic awards with a five-year performance or vesting period. These performance and vesting periods are longer than the three-year view of most traditional plans and allow our executives to have a true long-term perspective of performance.

•	While our restricted stock unit awards do not have performance criteria, none of the shares vest before the end of five years. Even after this five year vesting period, the shares are mandatorily deferred until the senior executive leaves the Company. This long vesting period and subsequent deferral align our senior executives with the success of the Company and its stockholders better than most three-year performance-based programs.

•	Although we do not have formal ownership requirements, through the mandatory deferral, our NEOs have on average 14 times their salary invested in Company stock. (This average excludes our founder, Chairman and CEO, who owns approximately 19% of the Company’s stock.)

In keeping with good corporate governance practices, we do not provide our NEOs with employment agreements and none of our NEOs is entitled to any cash severance in the event of termination from the Company, except pursuant to our executive compensation plans as described below. We have also implemented a clawback policy, and we prohibit hedging in Company stock.

2010 Financial Overview.  This past fiscal year remained challenging, and the insurance industry continued to be very competitive. The Company performed relatively well given the economic environment, and continued to exceed the long-term performance of peer companies on many fronts. Operationally, the Company continued to add business units and finished the year with a strong balance sheet.

Financially, 2010 operating earnings per share were flat over 2009, while net income per share increased 56% over 2009. The Company’s operating return on equity was down from last year, our net income return on equity increased to 12.5%, our combined ratio (reflecting our underwriting profitability) continued to exceed industry norms and our book value per share increased to $26.26 from $22.97. Annual cash incentive compensation for 2010 for the NEOs was flat compared to the prior year, reflecting these mixed results.

Our long-term growth in book value has remained strong given the changing economic environment, averaging 15% over the last five years. This strong performance resulted in a final payout from our five-year long-term incentive plan (covering 2006-2010 performance) that was slightly below the maximum targeted level.

These performance results, a discussion of our compensation structure and resulting compensation, and additional detail on our programs and the actions taken in the last year are described in greater detail in the remainder of this CD&A.

Objectives of the Executive Compensation Program

Our executive compensation program is designed to:

•	Attract qualified executive talent;

•	Motivate executives to focus on and work toward corporate goals and appropriately manage risk, thereby fostering enhanced short-term and long-term financial performance and greater stockholder value;

•	Provide an opportunity for executives to develop a significant ownership stake in the Company and thus align their interests with those of the Company’s stockholders;

•	Encourage executive retention; and

•	Reward executives who contribute to the Company’s short-term and long-term success through demonstrated and sustained performance.

Design of the Executive Compensation Program

The Company’s executive compensation program for the NEOs includes the following compensation elements.

Role of the Element and
Why W. R. Berkley Corporation
Pay Element	Uses the Element

Annual Cash Compensation	• Required by market practice
Base Salary	• Provides a fixed base level of compensation for NEO services rendered during the year

Annual Incentive Bonus	• Representative of market practice
• Provides focus on annual and long-term performance goals that are linked to Company success and stockholder value
• Motivates and rewards NEOs to achieve return on capital objectives and individual objectives

Long-Term Incentive Compensation
Deferred Restricted Stock Units (“RSUs”)	• Increases stock ownership among NEOs since RSUs track the value of and pay out in shares of Company stock
• Aligns NEOs’ financial interests with those of Company stockholders during the NEOs’ employment since settlement of RSUs is deferred until separation from service
• Retains NEOs through use of overlapping 5-year vesting periods
• Provides focus on stock price and dividend yield
Long-Term Incentive Plan	• Balances NEO external focus with internal focus on growth in book value and return on equity objectives necessary to achieve the growth in book value goals
• Through a Company-wide goal, encourages teamwork and decision-making to further the long-term best interests of the Company
• Encourages retention of NEOs through use of overlapping 5-year performance periods
• Allows NEOs to realize a portion of long-term compensation at established intervals during employment through potential Long-Term Incentive Plan (“LTIP”) cash payments

Benefits and Perquisites
Benefit Replacement Plan	• Makes up for Internal Revenue Code (“IRC”) limits on Company contributions to the qualified Profit Sharing Plan
• Treats all employees equally
• Provides a competitive compensation element designed to attract and retain NEOs

Deferred Compensation	• Allows NEOs to defer receipt of all or part of their base salary and annual incentive bonus
• Provides a strong retention feature through above-market return potential
• Provides additional cash flow to the Company in a cost effective manner
• Provides an attractive tax planning tool designed to attract and retain NEOs

Additional Benefits	• Provides supplemental coverage for officers, including the NEOs, in the areas of life, travel accident, and long-term disability insurance
• Provides a competitive compensation element designed to attract and retain NEOs

Personal Use of Company Aircraft (CEO	• Enhances security and personal safety of the CEO and COO
and COO only)	• Enhances productivity of the CEO and COO

Supplemental Benefits Agreement (CEO only)	• Rewards the founding CEO for long-term service to the Company (37 years, at time of entering into the agreement)
• Provides competitive retirement income relative to final average pay for the CEO
• Provides continued health insurance benefits and certain perquisites to the CEO after employment ends
• Provides consideration in exchange for a noncompete agreement with the CEO

Other
Director Fees (CEO & COO only)	• Compensates NEOs who are also members of the Board for responsibilities and duties that are separate and distinct from their position as an officer

Additional Design Information

Annual Incentive Bonus.

2007 Annual Incentive Compensation Plan. In 2006, the Company adopted, and its stockholders approved, the 2007 Annual Incentive Compensation Plan. The 2007 Annual Incentive Compensation Plan is a cash-based annual bonus plan that does not provide for the payment of equity compensation. During the fiscal year ended December 31, 2010, the Compensation Committee (the “Committee”) granted new awards under this plan to the CEO and the COO. These awards were each subject to a maximum bonus value and were designed to ensure that bonus amounts are tax deductible under IRC Section 162(m). For 2010, the CEO was eligible for a maximum bonus equal to 3.75% of the Company’s pre-tax net income. The COO was eligible for a maximum bonus equal to 1.25% of the Company’s pre-tax net income.

Subject to the maximum bonus value, actual bonus amounts were determined by the Committee, using negative discretion, after evaluating certain Company results. Return on equity was the primary factor evaluated for 2010. The Committee also considered earnings per share, combined ratio (combined ratio is a measure of overall underwriting profitability where a combined ratio of less than 100 indicates an underwriting profit), investment income and consistency of the management team in determining the annual bonus amounts. In addition, for the COO, the Committee took into account an initial recommendation from the CEO.

Annual Bonus Program. The annual incentive bonus for each NEO other than the CEO and the COO is a discretionary bonus determined by the CEO based primarily on the Company’s financial results, with an emphasis on return on equity. The CEO also evaluates each such NEO’s individual accomplishments and contributions to the Company’s results as he does for the Company’s other senior officers. However, this additional subjective evaluation is not based on any specific criteria and generally will not impact the bonus levels, either positively or negatively, except in cases of extraordinary performance. These bonus amounts are then reviewed and confirmed by the Committee.

The annual incentive bonus is designed to support the Company’s objectives by providing a financially attractive compensation program designed to attract and retain executive talent, while focusing NEOs on short-term Company goals designed to contribute to overall Company success and add to shareholder value.

Long-Term Incentives.  The Company’s long-term incentive program consists of a combination of equity compensation through awards of RSUs pursuant to the Company’s 2003 Stock Incentive Plan and cash compensation through awards of performance units under the LTIP.

LTIP Awards. In 2009, the Company adopted, and its stockholders reapproved, the LTIP. The LTIP is a cash-based plan that does not provide for the payment of equity compensation. LTIP awards are denominated in performance units that grow in value based on one or more performance measures selected by the Committee and are payable, to the extent earned, in cash. The performance measure for current LTIP awards is the sum of the year-to-year increase in book value of Company stock during a five-year performance period. In order to fully earn the maximum value of the LTIP award, the Company’s return on equity objectives need to be met. The performance units pay out in cash at the end of the performance period. New LTIP units are granted periodically, generally twice within a five-year period. Awards under the LTIP are designed to meet the requirements for performance-based compensation under Section 162(m) of the IRC.

Restricted Stock Units. RSUs awarded to the NEOs generally have a five-year vesting period, during which they are subject to a substantial risk of forfeiture should the executive leave before the end of the five-year period. After vesting, payment of the RSUs is deferred (on a mandatory basis) until 90 days following the NEO’s separation from service with the Company (subject to a six-month delay to comply with Section 409A of the IRC). Grants of RSUs are made periodically, generally twice within a five-year period.

The long-term incentive program supports the Company’s objectives by encouraging the NEOs to continue their employment with us through multiple overlapping 5-year vesting cycles for RSUs and LTIP awards. The LTIP and RSU awards encourage the NEOs to achieve and sustain longer-term Company performance goals. The RSUs also align the NEOs’ financial interests with those of the Company’s stockholders and reward the NEOs in line with stockholders as the value of the Company’s stock increases.

Deferred Compensation.  The Company maintains the Deferred Compensation Plan for Officers, in which NEOs are eligible to participate on a voluntary basis. Under the plan, participants may elect to defer all or a portion of their base salary, bonus compensation, and excess profit sharing contribution for any year. Amounts deferred will accrue a reasonable rate of interest, as determined annually by the Committee. At the time of the deferral election, amounts may be deferred until any date on or before the officer’s separation from service. At the officer’s election made at the time of deferral, the Company will pay the deferred amounts either in a lump sum or in no more than five annual installments beginning generally within 60 days of a date which is prior to or on the date of the officer’s separation from service (subject to a six-month delay to comply with Section 409A of the IRC). The amounts deferred are not secured or funded by the Company in any manner. For 2010, the Committee agreed to accrue interest on the deferred amounts at the prime rate of interest reported by JPMorgan Chase. The Non-Qualified Deferred Compensation table for 2010 and the associated narrative and footnotes provide information on the amounts deferred by the NEOs under the Plan in 2010, interest earned on deferred amounts in 2010, and the year-end balances.

The Deferred Compensation Plan for Officers provides a valuable tax planning mechanism to the NEOs and thereby supports the Company’s objectives by providing a compensation program designed to attract talented executives and retain our current NEOs. In addition, deferrals under the plan allow for delayed compensation payments and thereby increased cash flow for the Company.

Benefit Replacement.  The Company maintains a Benefit Replacement Plan to make up for IRC pay limits under the Company’s Profit Sharing Plan. Under the Benefit Replacement Plan, participants receive a potential annual payment of the amount they would have otherwise received absent the limitations imposed by the IRC on the Profit Sharing Plan. This amount is paid in an annual lump sum unless deferred by the employee under the Deferred Compensation Plan for Officers. Additional information on the amounts paid under this plan can be found in the Summary Compensation Table — All Other Compensation and the associated footnotes.

The Benefit Replacement Plan ensures that the full value of the intended benefits under the Company’s Profit Sharing Plan is provided to the NEOs and as such supports the Company’s objectives by providing a compensation program designed to attract talented executives and retain current NEOs.

Supplemental Benefits Agreement with the CEO.  On August 19, 2004, the Company entered into a Supplemental Benefits Agreement with Mr. William Berkley. The agreement was put into place to recognize the significant contribution that the CEO has made to the Company’s past and ongoing success. The agreement was amended in December 2007 to comply with the requirements of Section 409A of the IRC and further amended in December 2008. The agreement provides the CEO, or spouse, as described below, with the following benefits:

•	An annual retirement benefit equal to the greater of $1,000,000 or 50% of Mr. William Berkley’s highest average three-year compensation over the prior ten fiscal years, but not exceeding 150% of his average five-year compensation over the prior five fiscal years;

•	Continued health insurance coverage (including coverage for his spouse) for the remainder of his or her life, as applicable;

•	Continued use of the Company plane and a car and driver for a period beginning with termination (as defined in the agreement) and ending with the latest to occur of two years following such termination, the date he ceases to be Chairman of the Board, or the date he ceases to provide consulting services to the Company;

•	Office accommodations and secretarial support; and

•	Payment of any excise taxes imposed on the CEO under Section 4999 of the IRC (plus payment of additional taxes incurred as a result of the Company’s payment of excise taxes) should any of these benefits trigger such excise taxes.

Mr. William Berkley is entitled to the commencement of retirement benefits on the earliest to occur of January 2, 2014, his death, and a change of control of the Company. If Mr. Berkley’s employment terminates prior to the benefit commencement date, a make-up account will be credited monthly with an amount equal to one twelfth of the annual retirement benefit plus interest. This make-up account was added to ensure Mr. Berkley’s benefit is kept whole for changes required under Section 409A of the IRC. The balance in the make-up account, if any, will be paid and the commencement of regular payments of the annual retirement benefit will begin on the benefit commencement date. Mr. Berkley is entitled to the other benefits as triggered or when he voluntarily leaves the Company.

In exchange for the benefits outlined above, the agreement prohibits Mr. Berkley from competing against the Company for two years following his resignation of employment other than for “good reason,” during which time Mr. Berkley has agreed to be available to provide consulting services to the Company. The decision to provide these benefits was made without regard to other compensation elements. Likewise, providing these benefits did not influence compensation levels in other areas. The Supplemental Benefits Agreement supports the Company’s objectives by rewarding the CEO for his long service and prior contributions to the Company’s long-term success and stockholder value. The agreement also protects the Company from potential competitive activities following the CEO’s retirement. Additional detail on this agreement is provided in the Summary Compensation Table (for the annual accrual value of the retirement benefit), the Pension Benefits table, and the Description of Potential Post-Employment Payments section.

Use of Market and Peer Group Data

The Committee reviews and analyzes market data on total direct executive compensation annually. Total direct compensation (defined as salary, annual bonus, and long-term incentive awards) for the NEOs is compared to that paid to individuals holding comparable positions at peer companies.

In 2010, the Committee reviewed data from the same group of peer companies as was used in 2009. These companies, shown below, represent direct competitors for both business and executive talent and are believed to provide a reasonable assessment of industry market pay levels.

•	Ace Limited

•	Alleghany Corporation

•	American Financial Group

•	Arch Capital Group Ltd.

•	Axis Capital Holdings Limited

•	The Chubb Corporation

•	CNA Financial Corporation

•	Everest Re Group Ltd.

•	HCC Insurance Holdings, Inc.

•	Markel Corporation

•	Old Republic International Corporation

•	PartnerRe Ltd.

•	The Progressive Corporation

•	RenaissanceRe Holdings Ltd.

•	Transatlantic Holdings Inc.

•	The Travelers Companies, Inc.

•	White Mountains Insurance Group Ltd.

•	XL Capital Ltd.

Market data is reviewed together with performance data for the peer companies to review alignment of total direct compensation paid and relative performance of the peer companies. However, market data is only one of many factors considered in setting future compensation awards as discussed further below.

Executive Compensation Decisions During the Last Fiscal Year

General Approach.  The Company does not target any particular allocation for base salary, annual incentive bonus, or long-term incentive compensation as a percentage of total compensation.

Rather, pay decisions for NEOs are based on a subjective assessment of Company performance and are designed to ensure that compensation is appropriate based on relative company performance.

The CEO may make an initial recommendation to the Committee concerning the COO’s compensation. Other than the CEO and COO, no executive officer plays a role in determining compensation for the other NEOs. Neither the CEO nor the COO makes the final determination concerning their respective compensation.

Base Salary.  The CEO has not received a salary increase since January 1, 2000, since base pay in excess of the current level is not deductible by the Company for income tax purposes. Effective January 1, 2010, Mr. Berkley, Jr.’s salary was increased to $850,000 reflecting his promotion to COO of the Company.

Salary actions taken for other NEOs were based on the CEO’s subjective assessment as outlined below, the NEO’s contribution to the Company, and retention needs:

	Salary Increase	Rationale

Mr. Ballard	3.06%	To maintain competitive positioning
Mr. Lederman	3.06%	To maintain competitive positioning
Mr. Shiel	3.06%	To maintain competitive positioning

All base salary changes were effective January 1, 2010. In 2010, the Committee also determined that there would be no increase in base salary for 2011 for any of the NEOs.

Annual Incentive Bonus.  For Messrs. Ballard, Lederman, and Shiel, the CEO determined, and reviewed with the Committee, the 2010 bonus amounts as shown in the Summary Compensation Table. These amounts were based on a subjective assessment of overall Company performance (primarily return on equity, or ROE). See the discussion on CEO bonus for a more detailed analysis of Company performance. The CEO may also make adjustments to the individual bonus amounts based on extraordinary individual performance (either positive or negative). Based on the CEO’s assessment, in 2010 there was no extraordinary individual performance that warranted any adjustment to the bonus amounts determined based on Company performance. The 2010 bonus award for each of these NEOs was $325,000, the same as in the prior year.

Annual Incentive Bonus Under the Plan.  For 2010, the CEO and COO were the only participants in the 2007 Annual Incentive Compensation Plan. For the COO, the CEO made an initial recommendation for a bonus of $1,100,000, the same as the prior year’s bonus amount, and the Committee approved this amount. The bonus amount was based on a subjective assessment by the CEO and the Committee of Company performance, primarily ROE, as well as earnings per share, combined ratio and investment income. An analysis of the Company’s performance is outlined below. This bonus amount was less than the maximum (1.25% of pre-tax net income, or $7,500,000) described earlier.

For the CEO, Company performance was a critical factor in determining the final bonus amount. Using a subjective assessment of various measures (as further discussed below), the Committee awarded the CEO a bonus of $6,200,000, the same as the prior year’s bonus. The primary measure considered was ROE. The Committee also considered the Company’s earnings per share, combined ratio (relative to the industry) and investment income. The following outlines the Committee’s analysis for the CEO’s bonus determination:

•	Return on stockholders’ equity was 12.5% based on net income (up from the prior year’s 10.2%) and 11.6% based on operating income, which is down from the prior year’s 14.7% (operating income is a non-GAAP financial measure defined by the Company as net income excluding income or losses from investment funds and net investment gains and losses). The Company’s ROE performance over the past five years was at the 67th percentile relative to peers, based on data through the third quarter (the most recent reported data available at the time of the determination);

•	Combined ratio of 94.5% was 7.5 points better than the industry’s estimated overall combined ratio;

•	Net income was $2.90 per share, 56% higher than the previous year; however, operating income was $2.69 per share, the same as the previous year; and

•	Net investment income, including income (loss) from investment funds, was $553 million, down 2.5% from the prior year.

While the measures are listed in order of importance, no particular allocation was applied to the measures. The Committee also considered:

•	Amounts paid in prior years and Company performance in 2010 relative to those prior years; and

•	Company performance relative to industry peers.

The CEO’s bonus is the same as the previous year’s, consistent with that of the other executive officers of the Company. The bonus for the CEO reflects the Committee’s satisfaction with the efforts of the CEO and actions taken to ensure the Company’s success in future years. The amount paid was less than the maximum bonus amount (3.75% of pre-tax net income, or $22,600,000) described earlier.

Long-Term Incentives.  NEOs received new RSU awards in 2010. RSU awards are generally made at least twice over a five-year period and generally vest over a five-year period as well. The table below identifies the number of units awarded to each NEO in 2010. In determining the number of RSUs awarded, the Committee considered the NEO’s length of service, position with the Company, individual contribution to the overall performance of the Company and recommendations of the CEO. Additional information regarding these awards can be found in the 2010 Grants of Plan Based Awards table below.

RSUs Awarded

Mr. Berkley	300,000
Mr. Berkley, Jr.	150,000
Mr. Ballard	25,000
Mr. Lederman	25,000
Mr. Shiel	25,000

NEOs did not receive new LTIP awards in 2010. LTIP awards, like RSU grants, are generally made at least twice over a five-year period and have a five-year performance term. During 2010, however, there were two relevant ongoing LTIP award cycles:

•	2006 LTIP Award: This award is earned over the five-year period of 2006 through 2010. Final payments were made under this award in early 2011. Under SEC disclosure rules, these full payments are not reflected in the Summary Compensation Table. Rather, a portion of the amount has been shown in the each of the five years based on the amount contingently earned during that year. The full amounts received by the NEOs in early 2011 for the 2006 award were as follows:

		Amount Previously
		Paid due to 409A
		Amendments (see	Final Payment made
NEO	Full Award Earned	prior year’s proxy)	in Early 2011

Mr. Berkley	$9,816,994	$4,919,812	$4,897,182
Mr. Berkley, Jr.	$2,454,248	$1,229,953	$1,224,295
Mr. Ballard	$989,718	$500,000	$489,718
Mr. Lederman	$981,699	$491,981	$489,718
Mr. Shiel	$858,987	$430,484	$428,503

•	2008 LTIP Award: This award is earned over the five-year period of 2008 through 2012. While no payments have been made under this plan, a portion of the amount earned under this award during 2010 is shown in the Summary Compensation Table under Non-Equity Incentive Plan Compensation, as required by SEC rules.

While no new LTIP awards were made in 2010, a new award was approved at the December 2010 Committee meeting, effective January 1, 2011. The structure of the 2011 award is similar to prior grants with the value of units being based on growth in book value per share. The following units were awarded and will be disclosed in the Grants of Plan Based Awards Table in our proxy statement next year.

		Maximum Award Value:
		(Any Value Earned will be Paid
	Units Awarded	in Early 2016)

Mr. Berkley	40,000	$10,000,000
Mr. Berkley, Jr.	20,000	5,000,000
Mr. Ballard	5,000	1,250,000
Mr. Lederman	5,000	1,250,000
Mr. Shiel	5,000	1,250,000

LTIPs have no value on the date of grant, but are expected to grow in value based on the growth in book value over the five-year period.

Severance and Change-of-Control Benefits

The Company generally does not have any contracts, agreements, plans or arrangements that provide for severance payments to the NEOs at, following, or in connection with any termination of employment. However, the following agreements provide for certain benefits upon specific termination events:

•	The Supplemental Benefits Agreement, which is described in greater detail above, provides the CEO with certain benefits upon death or termination of employment to recognize his significant contributions to the Company’s success from the time he founded the Company.

•	RSUs held by the NEOs are subject to accelerated ratable vesting upon death or disability. Ratable vesting of the RSUs is intended to fairly compensate the NEOs for service to the Company through the date of their death or disability.

•	In the event of the termination of an NEO’s employment on account of his death, disability, qualified retirement, or his termination by the Company for a reason other than cause, subject to the terms and conditions of the LTIP agreements, the cash value of the LTIP awards will be determined and fixed as of the end of the fiscal year immediately prior to the fiscal year in which the termination occurred and paid 90 days following such termination. This accelerated payment fairly compensates the NEOs for service to the Company through the fiscal year just prior to their termination.

Upon a Change of Control as described in the various plan documents:

•	Benefits under the Supplemental Benefits Agreement become payable.

•	RSUs will become fully vested and settled in full.

•	The value of all LTIP awards will be determined and fixed as of the end of the fiscal year prior to the Change of Control and paid to the participant within 90 days following the last day of the performance period.

These provisions support the Company’s compensation objectives by keeping executives focused on delivering strong results and evaluating potential change of control events from a neutral perspective. The provisions remove concerns over the possible personal impact of such events. For additional detail, see “Executive Compensation — Potential Payments Upon Termination or Change of Control” below.

Discussion of Risk and Compensation Plans

The Company has a variety of practices, policies, and incentive design features that are intended to ensure that employees are not encouraged to take unnecessary or excessive risks, based on which the Committee believes that risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. These practices, policies and incentive design features include:

•	Multi-year equity vesting and multi-year performance periods. The LTIP has a 5-year performance period and the RSUs have a 5-year vesting requirement. These extended time periods reflect the longer-term nature of business decisions and align employees with the longer-term performance of the Company.

•	Clawback Policy. The Compensation Committee has approved recapture provisions for certain misconduct by grantees of RSUs and LTIPs.

•	Stock Ownership. While the Company does not have formal stock ownership guidelines, stock ownership is generally strongly encouraged and mandated under the RSU deferral program. The CEO currently beneficially owns approximately 19% of the Company’s outstanding common stock. Other NEOs also have significant beneficial ownership positions (averaging in excess of 14 times base salary) through outright common stock ownership and deferred RSU awards.

•	Prohibition on Hedging. The Company’s senior officers as well as the presidents and chief financial officers of the Company’s subsidiaries are prohibited from hedging and other derivative transactions with respect to the Company’s common stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis shown above. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2010.

Compensation Committee

Rodney A. Hawes, Jr., Chairman
Mark E. Brockbank
Mary C. Farrell

March 31, 2011

The above report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by the Chairman of the Board and Chief Executive Officer of the Company, the Chief Financial Officer of the Company and the three other highest paid executive officers of the Company whose total compensation exceeded $100,000 for the last fiscal year.

Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
					Stock	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus		Awards	Compensation	Earnings	Compensation		Total
Principal Position	Year	($)(1)	($)		($)(2)	($)(3)	($)	($)		($)

William R. Berkley	2010	1,000,000	—	(4)	7,797,000	9,276,506	5,906,790 (5)	653,345	(6)(7)	24,633,641
Chairman of the Board	2009	1,000,000	—		—	8,317,950	8,002,244	489,885		17,810,079
and Chief Executive Officer	2008	1,000,000	—		7,737,000	8,880,600	668,172	390,937		18,676,710
W. Robert Berkley, Jr.	2010	850,000	—	(4)	3,898,500	2,033,990	—	337,076	(6)(7)	7,119,566
President and Chief	2009	700,000	—		—	1,746,031	—	251,007		2,697,038
Operating Officer	2008	700,000	—		3,868,500	1,832,025	—	228,579		6,629,104
Eugene G. Ballard	2010	572,000	325,000		649,750	340,623	—	74,125	(7)	1,961,498
Senior Vice President —	2009	555,000	325,000		—	235,104	—	62,490		1,177,594
Chief Financial Officer	2008	545,000	340,000		644,750	230,435	—	54,907		1,815,092
Ira S. Lederman	2010	572,000	325,000		649,750	340,623	—	72,818	(7)	1,960,191
Senior Vice President —	2009	555,000	325,000		—	235,104	—	62,490		1,177,594
General Counsel and Secretary	2008	545,000	340,000		644,750	230,435	—	54,907		1,815,092
James G. Shiel	2010	572,000	325,000		649,750	318,653	—	68,548	(7)	1,933,952
Senior Vice President —	2009	555,000	325,000		—	220,284	—	59,925		1,160,209
Investments	2008	545,000	200,000		644,750	215,615	—	53,878		1,659,243

(1)	Any amounts deferred, whether pursuant to a plan established under section 401(k) of the Internal Revenue Code, or otherwise, are included for the fiscal year in which earned.

(2)	This column represents the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation (“ASC 718”). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For RSUs, fair value is calculated using the closing price of the Company’s common stock on the date of grant ($25.99 on March 2, 2010). The RSUs vest in one installment, generally on the fifth anniversary of the grant date, provided the recipient remains employed with the Company and/or its subsidiaries on such vesting date. If a recipient has a separation from service prior to such vesting date on account of death, disability or as determined by the Compensation Committee, a pro rata share of the number of RSUs granted to the recipient shall vest and be distributed to the recipient 90 days (or, in some cases, 6 months) following such event. Upon a separation from service for any other reason prior to vesting, all unvested RSUs held by the recipient will expire and be forfeited. For additional information relating to the valuation assumptions with respect to the prior year grants, refer to note 22 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2010, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the NEOs.

(3)	This column includes the dollar amount of bonus awards earned by Messrs. Berkley and Berkley, Jr., for performance during 2010 under the 2007 Annual Incentive Compensation Plan of $6,200,000 and $1,100,000, respectively. These awards were paid in February 2011. This column also includes the dollar amounts contingently earned during the 2010 fiscal year with respect to awards granted to each of the named executives in fiscal years prior to 2011 pursuant to the LTIP, subject to the terms and conditions of the LTIP agreements. See the 2010 Grants of Plan-Based Awards table on page 37 for additional information relating to the 2007 Annual Incentive Compensation Plan. For additional information on the LTIP, refer to note 23 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2010, as filed with the SEC.

(4)	The bonus awards earned by Messrs. Berkley and Berkley, Jr., for performance during 2010 and paid in February 2011 under the 2007 Annual Incentive Compensation Plan are reported in the Non-Equity Incentive Plan Compensation column of this Summary Compensation Table.

(5)	This amount represents the change in pension value under the Supplemental Benefits Agreement. See page 28 for additional information about the Supplemental Benefits Agreement, amended as of December 12, 2008.

(6)	This amount includes (i) Company director fees of $81,000 and 3,000 shares of the Company’s common stock awarded to directors on May 18, 2010, having a value of $81,570, payable to each of Messrs. Berkley and Berkley, Jr.; (ii) the incremental cost to the Company related to personal use of Company-owned aircraft by Mr. Berkley ($96,696) and Mr. Berkley, Jr. ($71,944); and (iii) for Mr. Berkley only, secretarial and administrative assistant expenses of $63,648. To increase productivity and for reasons of security and personal safety, the Board has required Messrs. Berkley and Berkley, Jr., to use Company-owned or non-commercial aircraft for all air travel. The methodology used to calculate the cost to the Company is based on the aggregate incremental variable trip-related costs, including the cost of fuel, on-board catering, landing and parking fees, flight crew travel expenses, and ground transportation costs. Since the corporate aircraft are used primarily for business travel, the methodology excludes fixed costs which do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft, aircraft maintenance, and hangar expenses.

(7)	For Messrs. Berkley, Berkley, Jr., Ballard, Lederman and Shiel, these amounts include Company contributions to the Profit Sharing Plan of $22,050 each; attributed premiums for term life insurance of $1,200 each; Benefit Replacement Plan contributions of $67,950, $54,450, $30,737, $29,430 and $29,430, respectively; and dividend equivalents on vested RSUs of $239,231, $24,863, $20,138, $20,138 and $15,868, respectively.

Plan-Based Awards

The following table shows information regarding awards granted to the NEOs in 2010 (portions of which are reflected to the extent required in the Summary Compensation Table):

2010 GRANTS OF PLAN-BASED AWARDS

		Estimated
		Possible
		and
		Future
		Payouts
		Under
		Non-Equity
		Incentive
		Plan
		Awards
Name	Plan Name	Maximum($)(1)

William R. Berkley	2007 Annual Incentive Compensation Plan	22,623,938
W. Robert Berkley, Jr.	2007 Annual Incentive Compensation Plan	7,541,313

(1)	These amounts represented the potential maximum value of the annual bonus awards for 2010 under the 2007 Annual Incentive Compensation Plan, which was, for the CEO, 3.75% of the Company’s pre-tax net income and, for the COO, 1.25% of the Company’s pre-tax net income. The actual amount of bonus awards paid to Messrs. Berkley and Berkley, Jr. for performance during 2010 under the 2007 Annual Incentive Compensation Plan of $6,200,000 and $1,100,000, respectively, are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Because of the nature of these bonus awards, there is no target or minimum threshold performance level for an award. As such, the “Threshold” and “Target” columns have been omitted from this table.

Outstanding Equity Awards

The following table provides information on the holdings of stock options and stock awards by the NEOs as of December 31, 2010. This table includes unexercised option awards (no NEO has any unvested option awards) and unvested RSUs. Each equity grant is shown separately for each NEO.

The market value of the stock awards is based on the closing market price of the Company’s stock as of December 31, 2010, which was $27.38.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END

	OPTION AWARDS				STOCK AWARDS
		Number of				Number of	Market Value
		Securities				Shares or	of Shares
		Underlying				Units of	or Units
		Unexercised			Stock	Stock That	of Stock
	Option	Options (#)	Option	Option	Award	Have Not	That Have
	Grant	Exercisable	Exercise	Expiration	Grant	Vested	Not Vested
Name	Date	(1)(2)	Price ($)(1)	Date	Date	(#)(1)(3)	($)

William R. Berkley	03/13/2001	1,025,000	9.34	03/13/2011
	04/03/2002	379,688	11.39	04/03/2012
					06/17/2008	300,000	8,214,000
					03/02/2010	300,000	8,214,000
W. Robert Berkley, Jr.	03/13/2001	256,252	9.34	03/13/2011
	04/03/2002	202,502	11.39	04/03/2012
					06/17/2008	150,000	4,107,000
					03/02/2010	150,000	4,107,000
Eugene G. Ballard	04/03/2002	75,940	11.39	04/03/2012
					06/17/2008	25,000	684,500
					03/02/2010	25,000	684,500
Ira S. Lederman	04/03/2002	56,954	11.39	04/03/2012
					06/17/2008	25,000	684,500
					03/02/2010	25,000	684,500
James G. Shiel	—	—	—	—	06/17/2008	25,000	684,500
					03/02/2010	25,000	684,500

(1)	These amounts have been adjusted to reflect all subsequent common stock splits through December 31, 2010.

(2)	All outstanding options are subject to forfeiture in the event the NEO’s employment is terminated for cause, and the value of options that have already been exercised may be subject to recapture by the Company in certain circumstances. As such, the NEOs may never realize the full value of these options if such forfeiture or recapture occurs. All stock options vested according to a graded schedule of 25% of the award on each of the third, fourth, fifth, and sixth anniversaries of the grant date.

(3)	Represents restricted stock units (RSUs), each of which represents the right to receive one share of common stock, subject to vesting and continued employment requirements. These respective RSUs will vest in full in one installment generally on the fifth anniversary of their respective grant dates, provided the NEO remains employed by the Company on the vesting date. If an NEO separates from service prior to the vesting date on account of death, disability or as determined by the Compensation Committee, a pro rata share of the number of RSUs granted to him shall vest and be distributed to him generally 90 days following such termination date. Upon a separation from service for any other reason prior to vesting, all unvested RSUs will expire and be forfeited. In addition, vested RSUs may be subject to recapture by the Company in certain circumstances. As such, the NEOs may never realize the full value of these RSUs if such forfeiture or recapture occurs. In the event of a Change of Control of the Company (as defined in the RSU agreements) all RSUs will vest in full and the shares of common stock underlying each RSU will be delivered to the NEOs. Subject generally to a minimum three-year vesting requirement on all equity awards, the Compensation Committee may generally accelerate the vesting of any or all RSUs at any time.

Option Exercises

The following table shows for the fiscal year ended December 31, 2010 information concerning the exercise of stock options by the NEOs and the pre-tax value realized upon such exercises.

OPTION EXERCISES AND STOCK VESTED IN 2010

	OPTION AWARDS		STOCK (RSU) AWARDS
			Number of Shares
	Number of Shares	Pre-Tax Value	(RSUs) Acquired on	Pre-Tax Value
	Acquired on Exercise	Realized on Exercise	Vesting	Realized on Vesting
Name	(#)	($)(1)	(#)(2)	($)(3)

William R. Berkley	1,000,000	18,070,000	315,000	—
W. Robert Berkley, Jr.	250,000	4,517,500	90,000	—
Eugene G. Ballard	18,985	437,414	22,500	—
Ira S. Lederman	15,822	362,798	22,500	—
James G. Shiel	63,282	1,034,997	22,500	—

(1)	This column reflects the difference between the market value of the shares on the date of exercise and the exercise price of the stock options.

(2)	Represents RSUs granted on December 5, 2005 that vested on December 5, 2010.

(3)	The receipt of the RSUs has been deferred until the earlier of the NEO’s separation of service or a change in control, thus no value was realized on vesting in 2010.

Pension Benefits

The following table shows for the fiscal year ended December 31, 2010 information relating to the pension benefits provided to Mr. Berkley under the Supplemental Benefits Agreement:

PENSION BENEFITS

		Number of	Present	Payments
		Years	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)(1)	($)

William R. Berkley	Supplemental Benefits Agreement(1)	—	51,599,087	—

(1)	For additional information on the key actuarial assumptions used to derive the projected benefit obligation and related retirement expenses with respect to the Supplemental Benefits Agreement (as described above on page 28), refer to note 24 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2010, as filed with the SEC.

Mr. Berkley is entitled to the commencement of retirement benefits on the earliest to occur of January 2, 2014, his death, and a change of control of the Company. In the event retirement benefits are triggered by a change in control of the Company, Mr. Berkley will receive, in lieu of the yearly retirement benefits described above on page 28, a lump sum amount equal to the actuarial present value set forth in the Pension Benefits table. If Mr. Berkley predeceases his spouse, fifty percent

(50%) of such benefit will be paid annually to his spouse for the remainder of her life. Mr. Berkley may elect, within ten days of the date the annual retirement benefit begins, to receive an annual lifetime annuity benefit under a joint-and survivor annuity based on the lives of Mr. Berkley and his spouse that is the actuarial equivalent to the payments that would otherwise have been made had no such election occurred.

Non-Qualified Deferred Compensation

The table below provides information on the year-end balances of amounts deferred in prior years by the NEOs under the Deferred Compensation Plan for Officers.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2010

	Aggregate
	Earnings in	Aggregate
	Last FY	Balance at
Name	($)(1)	Last FYE ($)(1)(2)

William R. Berkley	63,804	1,996,528
W. Robert Berkley, Jr.	—	—
Eugene G. Ballard	49,960	1,560,093
Ira S. Lederman	68,970	2,158,188
James G. Shiel	36,620	1,145,915

(1)	Such amounts are accrued, and are not secured or funded by the Company.

(2)	Does not include vested RSUs (the receipt of which has been deferred until the earlier of the NEO’s separation of service or a change in control) as follows: Mr. Berkley — 973,125; Mr. Berkley, Jr. — 146,250; Mr. Ballard — 78,750; Mr. Lederman — 78,750; and Mr. Shiel — 65,813. These RSUs are fully vested, but have been mandatorily deferred to align the NEO’s financial interests with those of the Company’s stockholders during the NEO’s employment since settlement of the RSUs is deferred until the NEO’s separation of service from the Company.

The amounts set forth in the table above were deferred pursuant to the Company’s Deferred Compensation Plan for Officers in which NEOs are eligible to participate on a voluntary basis. Under the plan, participants may elect to defer all or a portion of their base salary, bonus compensation, and excess profit sharing contribution for any year. Amounts deferred will accrue a reasonable rate of interest, as determined annually by the Compensation Committee. At the time of the deferral election, amounts may be deferred until any date on or before the officer’s separation from service. At the officer’s election made at the time of deferral, the Company will pay the deferred amounts either in a lump sum or in no more than five annual installments beginning generally within 60 days of a date which is prior to or on the date of the officer’s separation from service (subject to a six-month delay to comply with Section 409A of the IRC). For 2010, the Compensation Committee agreed to accrue interest on the deferred amounts at the prime rate of interest reported by JPMorgan Chase.

Potential Payments Upon Termination or Change of Control

Except as provided for in the CEO’s Supplemental Benefits Agreement, RSUs that ratably vest upon death or disability, and LTIP awards that become payable upon certain terminations, the Company does not have any contracts, agreements, plans or arrangements that provide for severance payments to the NEOs at, following, or in connection with any termination of employment. None of the NEOs other than the CEO has employment or change of control agreements with the Company. The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if a change of control had occurred or if an NEO’s employment had terminated on December 31, 2010. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

Mr. Berkley is the only named executive who was eligible to receive immediate retirement benefits as of December 31, 2010, which benefits are described above and quantified in the Pension Benefits table on page 39. In addition to the cash retirement benefit described above on page 28, during the two-year period following his termination as defined in the agreement or, if longer, the period that Mr. Berkley performs consulting services to the Company or remains Chairman of the Board, he will be entitled to continue to receive certain perquisites, including continued use of the Company plane and a car and driver, in a manner consistent with his prior use of such perquisites. Additionally, for so long as Mr. Berkley requests, following such termination, the Company is required to provide him with office accommodations and support, including secretarial support, in a manner consistent with that provided prior to such termination. The Company estimates the cost associated with the benefits that are to be provided during the two-year period set forth above to be $800,000 per annum, and that the cost associated with the benefits to be provided upon request would be $200,000 per annum. After his termination, Mr. Berkley and his spouse are also entitled to receive lifetime health insurance coverage for which the Company estimates the present value of the cost to be $230,000. The estimated benefit to Mr. Berkley under the Supplemental Benefits Agreement described above, had he become entitled to receive such benefits upon a change in control occurring on December 31, 2010, does not include any gross-up as provided under the agreement because Mr. Berkley would not have been subject to the excise tax under Section 4999 of the Internal Revenue Code.

The agreement prohibits Mr. Berkley from competing against the Company for two years following his resignation of employment other than for “good reason,” during which time Mr. Berkley has agreed to be available to provide consulting services to the Company.

As described in the Compensation Discussion and Analysis above, with respect to all the NEOs, and in the Pension Benefits table, with respect to Mr. Berkley, upon a Change of Control as described in the various plan documents:

1. Mr. Berkley will be entitled to a lump sum payment of the present value of the retirement benefit under the Supplemental Benefits Agreement, as disclosed in the Pension Benefits table above.

2. RSUs become fully vested and settled in full as of the date immediately before the date of the Change of Control, or such other date as determined by the Compensation Committee, but no later than the date of the Change of Control.

3. The value of all LTIP awards will be determined and fixed as of the end of the fiscal year immediately prior to the fiscal year in which the Change of Control occurred. The value will be paid to the participant within 90 days following the last day of the performance period.

In addition, if one of the NEOs were to die or become disabled, his RSUs would vest pro-rata. With respect to LTIP awards, if one of the NEOs, prior to the last day of the performance period of the award, were to terminate employment due to death, disability, qualified retirement, or termination by the Company for a reason other than cause, subject to the terms and conditions of the LTIP agreements, the cash value of the LTIP awards for that NEO would be determined and fixed as of the end of the fiscal year immediately prior to the fiscal year in which the termination occurred and paid 90 days following the termination.

The following table provides the intrinsic value (that is, the value based upon the Company’s stock price) of RSUs that would become exercisable or vested, as well as the value of all performance units awarded under the LTIP, upon (A) a change in control or (B) if the named executive had died or become disabled, in each case as of December 31, 2010.

POTENTIAL TERMINATION OR CHANGE OF CONTROL PAYMENTS
UNDER RSUS AND THE LTIP

	RSUs	LTIP	Total
Name	($)	($)(1)(2)	($)

William R. Berkley
Change of Control	16,428,000	4,966,950	21,394,950
Death or Disability	6,004,097	4,966,950	10,971,047
W. Robert Berkley, Jr.
Change of Control	8,214,000	1,470,156	9,684,156
Death or Disability	3,002,048	1,470,156	4,472,204
Eugene G. Ballard
Change of Control	1,369,000	542,379	1,911,379
Death or Disability	500,342	542,379	1,042,721
Ira S. Lederman
Change of Control	1,369,000	542,379	1,911,379
Death or Disability	500,342	542,379	1,042,721
James G. Shiel
Change of Control	1,369,000	503,134	1,872,134
Death or Disability	500,342	503,134	1,003,476

(1)	Had termination or change of control occurred on or after January 1, 2011, the LTIP value including the amount earned during 2010 would have been as follows for the identified individuals: Berkley - $8,043,456; Berkley, Jr. — $2,404,146; Ballard — $883,002; Lederman - $883,002; and Shiel — $821,787. In February 2011, amounts paid to the identified individuals with respect to their 2006 LTIP awards were as follows: Berkley — $4,987,182; Berkley, Jr. — $1,224,295; Ballard - $489,718; Lederman — $489,718; and Shiel — $428,503.

(2)	In addition, LTIP awards are valued and paid in the event of qualified retirement or termination by the Company for other than cause.

Certain of the NEOs participate in the Deferred Compensation Plan for Officers that permits the deferral of their base salary, bonus compensation, and excess profit sharing contribution for any year. The last column of the Non-Qualified Deferred Compensation table for 2010 on page 40 reports each NEO’s aggregate balance at December 31, 2010. The NEOs are entitled to receive the amount in their deferred compensation account in the event of a separation from service. The account balances continue to accrue interest income between the separation from service event and the date distributions are made, and therefore amounts payable to the NEOs, assuming a separation from service on December 31, 2010, would differ from those shown in the Non-Qualified Deferred Compensation table for 2010 to some small degree to account for such interest.

Director Compensation

For 2010, each director received a quarterly stipend of $18,000 and a fee of $1,500 for each Board meeting attended. In addition, on May 18, 2010, pursuant to the Company’s 2009 Directors Stock Plan, each continuing director received a grant of 3,000 shares of the Company’s common stock. Members of the Audit Committee and the Compensation Committee, which both consist solely of directors who are independent under the rules of the NYSE, each receive an annual stipend of $5,000, with the Chairman of each such committee receiving an additional annual stipend of $30,000. Members of the Audit Committee and the Compensation Committee each also receive $1,000 for each substantive meeting attended. In accordance with the Company’s guidelines, each director, within 12 months of becoming a director, is required to own an amount of common stock of the Company equal to three times the annual stipend paid to the director. The Company also maintains a Deferred Compensation Plan for Directors pursuant to which directors may elect to defer all or a portion of their retainer and/or meeting fees for any year. Amounts deferred may, at the election of the director, (1) be deemed invested in the Company’s common stock or (2) accrue a reasonable rate of interest, determined annually by the Compensation Committee. At the time of the deferral election, amounts may be deferred until any date on or before the director’s separation from service with the Board. The Company will pay the deferred amounts, at the election of the director made at the time of deferral, either in a lump sum or in no more than five annual installments beginning on a date which is prior to or on the date of the director’s separation from service with the Board. Upon the death of a director, the director’s deferred account balance will be distributed within sixty days following death. For 2010, the Compensation Committee determined that interest on the deferred amounts would accrue at the prime rate of interest reported by JPMorgan Chase.

The following table shows for the fiscal year ended December 31, 2010, information concerning the compensation of directors who are not named in the Summary Compensation Table:

2010 DIRECTOR COMPENSATION

		Stock
	Fees Earned or	Awards
Name	Paid in Cash ($)	($)(1)	Total ($)

Ronald E. Blaylock	92,500	81,570	174,070
Mark E. Brockbank	93,000	81,570	174,570
George G. Daly	94,000	81,570	175,570
Mary C. Farrell	93,000	81,570	174,570
Rodney A. Hawes, Jr.	123,000	81,570	204,570
Jack H. Nusbaum	81,000	81,570	162,570
Mark L. Shapiro	124,000	81,570	205,570

(1)	Represents the fair value of 3,000 shares of the Company’s common stock on May 18, 2010, the date of grant ($27.19 per share).

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans and arrangements as of December 31, 2010, including the W. R. Berkley Corporation 2003 Stock Incentive Plan. The table also includes information regarding 1,012,500 RSUs awarded to officers of the Company and its subsidiaries on April 4, 2003 (as adjusted for subsequent stock splits) under a plan not approved by stockholders.

			(c)
	(a)		Number of Securities
	Number of Securities	(b)	Remaining Available
	to be Issued	Weighted-Average	for Future Issuance
	Upon Exercise of	Exercise Price of	Under Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by stockholders	10,036,702	$27.50	1,785,875
Equity compensation plans not approved by stockholders	978,760	$12.62	—
Total	11,015,462	$26.18	1,785,875

(1)	Represents RSUs, each of which represents the right to receive one share of common stock following the recipient’s termination of employment with the Company and its subsidiaries. Delivery of shares of common stock to the RSU recipients in satisfaction of the settlement of RSUs will be satisfied exclusively from treasury shares held by the Company. These RSUs held by any recipient vested in full in one installment on April 4, 2008. In the event of a change of control of the Company (as defined in the RSU agreements) the shares of common stock underlying each RSU will be delivered to the RSU recipients. The following list sets forth the names of the executive officers of the Company who received such RSUs on April 4, 2003 and the number of RSUs each individual received (as adjusted for subsequent stock splits): William R. Berkley — 455,625; W. Robert Berkley, Jr. — 33,750; Eugene G. Ballard — 33,750; Ira S. Lederman — 33,750; Clement P. Patafio — 8,438; and James G. Shiel — 25,313; and an aggregate of 396,563 RSUs were granted to 27 other officers of the Company and its subsidiaries.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are submitting to our stockholders this advisory vote on the compensation of our named executive officers, which gives stockholders another mechanism to convey their views about our compensation programs and policies. Although your vote on executive compensation is not binding on the Board or the Company, the Board values the views of our stockholders. The Board and Compensation Committee will review the results of the non-binding vote and consider them in addressing future compensation policies and decisions.

As described in detail under the heading “Compensation Discussion and Analysis,” we believe that our executive compensation programs are unique and are designed to create a strong competitive advantage in the market both for retaining talent and for creating long-term stockholder value. Specifically, we incentivize our executives with a non-formulaic annual bonus program, which provides the Compensation Committee with flexibility to respond to market conditions on a real-time basis and avoids creating counterproductive incentives for our executives. Additionally, RSU awards for our NEOs contain a mandatory deferral feature that delays settlement and delivery of shares until the executive’s separation from service with the Company, which promotes a long-term perspective on performance. While no new LTIP awards were made in 2010, a new award was approved at the December 2010 Committee meeting, effective January 1, 2011. This program promotes our long-term approach to compensation incentives, as well as our emphasis on pay for performance, because LTIP awards remain outstanding over a five-year period and have value only to the extent that the Company experiences growth in book value. Consistent with good corporate governance practices, we do not provide our NEOs with employment agreements or cash severance in the event of a termination of employment.

This past fiscal year remained challenging, and the insurance industry continued to be very competitive. The Company performed relatively well given the economic environment, and continued to exceed the long-term performance of peer companies on many fronts. Operationally, the Company continued to add business units and finished the year with a strong balance sheet. Operating earnings per share were flat over 2009, while net income per share increased 56%. The Company’s operating return on equity was down from last year, our net income return on equity increased to 12.5%, our combined ratio (reflecting our underwriting profitability) continued to exceed industry norms, and our book value per share increased to $26.26 from $22.97. In light of these mixed results, annual cash incentive compensation for our NEOs was flat compared to 2009. Additionally, we did not increase base salaries for our NEOs in 2011 over 2010 levels. We believe that these decisions support our goal of compensating our executives in a manner that is commensurate with the performance of the Company.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote is intended to provide our stockholders with the opportunity to approve, on an aggregate basis and in light of our corporate performance, the compensation program for our NEOs as described above. The following resolution will be submitted for a stockholder vote at our 2011 Annual Meeting:

“RESOLVED, that the stockholders of the Company approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers listed in the 2010 Summary Compensation Table included in the proxy statement for the 2011 Annual Meeting, as such compensation is disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the section titled “Compensation Discussion and Analysis,” as well as the compensation tables and other narrative executive compensation disclosures thereafter.”

The Board of Directors unanimously recommends a vote “FOR” the adoption of the resolution above approving the compensation of the Company’s named executive officers.

ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTE

Stockholders are being asked to vote on whether the stockholder vote on the compensation of our named executive officers, as set forth in the proposal above, should occur every one, two, or three years. We are providing our stockholders with an advisory vote on the frequency of the stockholder vote on the compensation of our named executive officers as required pursuant to Section 14A of the Securities Exchange Act of 1934. This advisory vote is another mechanism for stockholders to provide input on our compensation programs. Although your vote on whether the stockholder vote on the compensation of our named executive officers, as set forth in the proposal above, should occur every one, two, or three years is not binding on the Board or the Company, the Board values the views of our stockholders. The Board and Compensation Committee will review the results of the vote and take them into consideration in determining how often to conduct the stockholder vote on the compensation of our named executive officers.

We believe that stockholders should have the opportunity to vote on the compensation of our named executive officers every three years, consistent with our Compensation Committee’s focus on multi-year performance-based compensation, such as the LTIP, and its value to the Company’s stockholders, particularly in light of the long-term nature of the Company’s insurance business. We believe that a vote every three years will provide stockholders the ability to evaluate our compensation program over a time period similar to the periods associated with our compensation awards, allowing them to compare the Company’s compensation programs to the Company’s long-term performance. Additionally, our compensation programs do not change much from year to year, such that we would consider it superfluous to provide a say-on-pay vote more frequently than once every three years. The Compensation Committee would similarly benefit from this longer time period between advisory votes. Three years will give the Compensation Committee sufficient time to fully analyze the results of a say-on-pay vote, consider appropriate changes to the Company’s compensation programs as necessary and assess how these changes have affected performance, while avoiding over-emphasis on short-term variations in compensation and business results.

The following resolutions will be submitted for a stockholder vote at our 2011 Annual Meeting:

“RESOLVED, that the stockholders of the Company approve, on a non-binding advisory basis, that the stockholder vote on the compensation of the Company’s named executive officers listed in the annual proxy statement should occur EVERY YEAR.”

or

“RESOLVED, that the stockholders of the Company approve, on a non-binding advisory basis, that the stockholder vote on the compensation of the Company’s named executive officers listed in the annual proxy statement should occur EVERY TWO YEARS.”

or

“RESOLVED, that the stockholders of the Company approve, on a non-binding advisory basis, that the stockholder vote on the compensation of the Company’s named executive officers listed in the annual proxy statement should occur EVERY THREE YEARS.”

The Board of Directors unanimously recommends a vote “FOR” the adoption, on an advisory basis, of the resolution that the stockholder vote on the compensation of the Company’s named executive officers occur “EVERY THREE YEARS.”

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has been appointed by the Board of Directors as the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2011. The appointment of this firm was recommended to the Board by the Audit Committee. The Board is submitting this matter to a vote of stockholders in order to ascertain their views. If the appointment of KPMG LLP is not ratified, the Board will reconsider its action and will appoint auditors for the 2011 fiscal year without further stockholder action. Further, even if the appointment is ratified by stockholder action, the Board may at any time in the future in its discretion reconsider the appointment without submitting the matter to a vote of stockholders.

It is expected that representatives of KPMG LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of KPMG LLP.

Audit and Non-Audit Fees

The aggregate amount of the fees billed or expected to be billed by KPMG LLP for its professional services provided in 2010 and 2009 were as follows:

Type of Fees	2010	2009

Audit fees(1)	$6,938,000	$6,860,200
Audit-related fees(2)	295,000	448,200
Tax fees(3)	111,000	147,900
All other fees(4)	48,000	37,600

Total fees	$7,392,000	$7,493,900

(1)	Audit fees consist of fees the Company paid to KPMG LLP for professional services for the audit of the Company’s consolidated financial statements included in its Form 10-K and review of financial statements included in its Forms 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements and public offerings of securities.

(2)	Fees associated with a SAS 70 review, actuarial services and the audit of health and benefit plans.

(3)	Tax fees consist of fees for tax consultations and tax compliance services.

(4)	All other fees consist of fees for actuarial services.

Pre-Approval Policies

Consistent with SEC policies regarding auditor independence, the Audit Committee has adopted a policy regarding the pre-approval of services of the Company’s independent auditors. Pursuant to this policy, such services may be generally pre-approved on an annual basis; other services, or services exceeding the pre-approved cost levels, must be specifically pre-approved by the Audit Committee. The Audit Committee may also delegate pre-approval authority to one or more of its members. All of such fees for 2010 were approved by the Audit Committee in accordance with this policy.

AUDIT COMMITTEE REPORT

To the Board of Directors of W. R. Berkley Corporation:

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. KPMG LLP, the Company’s independent registered public accounting firm for 2010, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and KPMG LLP the audited financial statements for the year ended December 31, 2010 and KPMG LLP’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with KPMG LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61, as currently in effect (Communication With Audit Committees). KPMG LLP has provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and the Audit Committee has discussed with KPMG LLP that firm’s independence. The Audit Committee has concluded that KPMG LLP’s provision of audit and non-audit services to the Company and its affiliates are compatible with KPMG LLP’s independence.

Based on the considerations and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements for the year ended December 31, 2010 be included in our Annual Report on Form 10-K for 2010. The Audit Committee has selected, and the Board of Directors has ratified the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Audit Committee

Mark L. Shapiro, Chairman
Ronald E. Blaylock
George G. Daly

April 4, 2011

The above report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

OTHER MATTERS TO COME BEFORE THE MEETING

Management is not aware of any matters to come before the Annual Meeting other than as set forth above. However, since matters of which management is not now aware may come before the Annual Meeting or any adjournment thereof, the proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies properly submitted in time for voting, the shares represented thereby will be voted as indicated therein and in this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on its review of the copies of Forms 3, 4 and 5 received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that all filing requirements under Section 16(a) of the Exchange Act applicable to its officers, directors and ten-percent stockholders were complied with during the fiscal year ended December 31, 2010.

STOCKHOLDER NOMINATIONS FOR BOARD MEMBERSHIP
AND OTHER PROPOSALS FOR 2012 ANNUAL MEETING

It is anticipated that the next Annual Meeting of Stockholders after the one scheduled for May 17, 2011 will be held on or about May 15, 2012. The Company’s By-Laws require that, for nominations of directors or other business to be properly brought before an Annual Meeting of Stockholders, written notice of such nomination or proposal for other business must be furnished to the Company. Such notice must contain certain information concerning the nominating or proposing stockholder and information concerning the nominee and must be furnished by the stockholder (who must be entitled to vote at the meeting) to the Secretary of the Company, in the case of the Annual Meeting of Stockholders to be held in 2012 no earlier than February 17, 2012 and no later than March 19, 2012. A copy of the applicable provisions of the By-Laws may be obtained by any stockholder, without charge, upon written request to the Secretary of the Company at the address set forth below.

Since the Company did not receive notice of any stockholder proposal for the 2011 Annual Meeting, it will have discretionary authority to vote on any stockholder proposals presented at such meeting.

In addition to the foregoing, and in accordance with the rules of the Securities and Exchange Commission, in order for a stockholder proposal, relating to a proper subject, to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the Annual Meeting of Stockholders to be held in 2012, such proposal must be received by the Secretary of the Company by December 7, 2011 in the form required under and subject to the other requirements of the applicable rules of the Securities and Exchange Commission. Any such proposal should be submitted by certified mail, return receipt requested, or other means, including electronic means, that allow the stockholder to prove the date of delivery.

The Company’s (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2010; (ii) Corporate Governance Guidelines; (iii) Statement of Business Ethics; (iv) Statement of Business Ethics for the Board of Directors; (v) Code of Ethics for Senior Financial Officers; (vi) Audit Committee Charter; (vii) Compensation Committee Charter; and (viii) Nominating and Corporate Governance Committee Charter are available on our website at www.wrberkley.com and are also available without charge to any stockholder of the Company who requests a copy in writing. Requests for copies of any or all of these documents should be directed to the Secretary, W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830.

By Order of the Board of Directors,

William R. Berkley
Chairman of the Board and
Chief Executive Officer

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 16, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. W. R. BERKLEY CORPORATION ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS ATTN: IRA S. LEDERMAN If you would like to reduce the costs incurred by our company in mailing proxy GENERAL COUNSEL AND SECRETARY 475 STEAMBOAT ROAD materials, you can consent to receiving all future proxy statements, proxy cards GREENWICH,CT 06830 and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 16, 2011. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All The Board of Directors recommends you vote Except” and write the number(s) of the nominee(s) on the line below. FOR the following: 0 0 0 1. Election of Directors Nominees 01 Rodney A. Hawes, Jr. 02 Jack H. Nusbaum 03 Mark L. Shapiro The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 To consider and cast a non-binding advisory vote on a resolution approving the compensation of the Company’s executive 0 0 0 officers pursuant to the compensation disclosure rules of the Securities and Exchange Commission, or “say-on-pay” vote. The Board of Directors recommends you vote 3 YEARS on the following proposal: 3 years 2 years 1 year Abstain 3 To consider and cast a non-binding advisory vote on the frequency with which say-on-pay votes should be held in the 0 0 0 0 future. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 4 To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal 0 0 0 year ending December 31, 2011. NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting. For address change/comments, mark here. 0 R1.0.0.11699 (see reverse for instructions) 1 Please sign exactly as your name(s) appear(s) hereon. When signing as 0000098113 attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice and Proxy Statement is/ are available at www.proxyvote.com . W. R. BERKLEY CORPORATION Annual Meeting of Stockholders May 17, 2011 1:00 PM This proxy is solicited by the Board of Directors The undersigned stockholder of W. R. BERKLEY CORPORATION hereby appoints EUGENE G. BALLARD and IRA S. LEDERMAN, and either of them, the true and lawful agents and proxies of the undersigned, with full power of substitution to each of them, to vote all shares of common stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the executive offices of the Company, 475 Steamboat Road, Greenwich, Connecticut, on May 17, 2011 at 1:00 p.m., and at any adjournment of such meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. R1.0.0.11699 Address change/comments: 2 0000098113 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side